UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Boston Scientific Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Natick, Massachusetts
April 10, 2006

Dear Boston Scientific Stockholder:

You are cordially invited to attend Boston Scientific Corporation’s Annual Meeting of Stockholders to be held on Tuesday, May 9, 2006, at 10:00 A.M. Eastern Time, at the Bank of America Northeast Training and Conference Center, 100 Federal Street, Boston, Massachusetts.

This year you are being asked to (i) re-elect four existing directors, (ii) re-elect two directors expected to be appointed by the Board in connection with the closing of the Guidant merger, (iii) ratify the appointment of Ernst & Young LLP as our independent auditors for the 2006 fiscal year, (iv) approve the 2006 Global Employee Stock Ownership Plan, and (v) act upon such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting. These matters are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Our Board of Directors urges you to read the accompanying Proxy Statement and recommends that you vote “FOR” all of the director nominees, the ratification of the appointment of Ernst & Young LLP as our independent auditors and the approval of the 2006 Global Employee Stock Ownership Plan.

At the meeting, management will also report on the Guidant merger and our 2005 performance. An opportunity will be provided for stockholders to ask questions.

The Board of Directors appreciates and encourages stockholder participation in the Company’s affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request that you sign, date and mail the enclosed proxy card in the envelope provided at your earliest convenience. Record holders may also vote electronically or telephonically by following the instructions printed on the enclosed proxy card.

Thank you for your cooperation.

Very truly yours,

PETE M. NICHOLAS
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Natick, Massachusetts
April 10, 2006

The Annual Meeting of Stockholders of Boston Scientific Corporation will be held at the Bank of America Northeast Training and Conference Center, 100 Federal Street, Boston, Massachusetts on Tuesday, May 9, 2006, at 10:00 A.M. Eastern Time, for the following purposes:

(1)         To re-elect four existing Class II directors to serve until our 2009 Annual Meeting of Stockholders;

(2)         To re-elect one new Class II director to serve until our 2009 Annual Meeting of Stockholders and one new Class I director to serve until our 2008 Annual Meeting of Stockholders;

(3)         To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2006;

(4)         To approve the 2006 Global Employee Stock Ownership Plan; and

(5)         To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Only stockholders of record at the close of business on March 17, 2006, are entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting.

So that your shares will be represented whether or not you attend the Annual Meeting, please sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. Record holders may also vote electronically or telephonically by following the instructions printed on your proxy card.

By Order of the Board of Directors

PAUL W. SANDMAN
Secretary

One Boston Scientific Place
Natick, Massachusetts 01760

April 10, 2006

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Annual Meeting

The Annual Meeting of Stockholders of Boston Scientific Corporation will be held on Tuesday, May 9, 2006, at 10:00 A.M. Eastern Time, at the Bank of America Northeast Training and Conference Center, 100 Federal Street, Boston, Massachusetts. At this meeting, stockholders will be asked to re-elect four existing directors, re-elect two directors expected to be appointed by the Board in connection with the closing of the Guidant merger, ratify the appointment of Ernst & Young LLP as our independent auditors for the 2006 fiscal year and approve the 2006 Global Employee Stock Ownership Plan. Management will also report on the Guidant merger and our performance during fiscal 2005 and will respond to questions from stockholders. When used in this Proxy Statement, the terms “we,” “us,” “our” and “the Company” mean Boston Scientific Corporation and its divisions and subsidiaries.

Who is entitled to attend and vote at the Annual Meeting?

Stockholders of record at the close of business on March 17, 2006, are entitled to attend and vote at the Annual Meeting. Each share of our common stock is entitled to one vote. The proxy card provided with this proxy statement indicates the number of shares of Boston Scientific common stock that you own and are entitled to vote.

What do I need to bring to the Annual Meeting?

If your shares are registered in your name, you should bring proper identification to the meeting. If your shares are held in the name of a broker, trust, bank or another nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms that you are the beneficial owner of those shares, along with proper identification.

What constitutes a quorum at the meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on March 17, 2006, the record date, will constitute a quorum for purposes of the Annual Meeting. As of March 17, 2006, 821,722,891 shares of Boston Scientific common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked “withhold” or “abstain” and “broker non-votes” (described below) will be counted.

How do I vote by proxy?

Your vote is very important. Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the envelope provided. No postage is required if your proxy card is mailed in the United States. If you properly fill in your proxy card and our transfer agent receives it in time to vote at the meeting, your “proxy” (one of the individuals named on your proxy card)

will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board, as follows:

(1)         FOR the re-election of each of the four existing director nominees;

(2)         FOR the re-election of each of the two director nominees expected to be appointed by the Board in connection with the closing of the Guidant merger;

(3)         FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2006; and

(4)         FOR approval of the 2006 Global Employee Stock Ownership Plan.

If any other matter is properly presented at the meeting or if the meeting is to be postponed or adjourned, your proxy will vote your shares in accordance with his or her best judgment. At present, the Board knows of no other business that is intended to be brought before or acted upon at this Annual Meeting.

Can I vote by telephone or electronically?

If you are a registered stockholder (that is, if you hold your stock in your own name), you may vote by telephone or electronically through the Internet by following the instructions printed on your proxy card.

How do I vote if my shares are held by my broker?

If your shares are held by your broker in “street name,” you will need to instruct your broker (in the method required by your broker) how to vote your shares. Your broker may also offer electronic or telephonic voting.

What discretion does my broker have to vote my shares held in “street name”?

At this time, New York Stock Exchange rules allow your broker to vote your shares with respect to the election of directors and the ratification of our independent auditors, even if it does not receive instructions from you, so long as it holds your shares in its name. There are, however, certain matters with respect to which brokers do not have discretionary authority. Depending on the practices of your broker, this may include the vote on the 2006 Global Employee Stock Ownership Plan. Shares represented by “broker non-votes” will, however, be counted in determining whether there is a quorum.

Can I change my vote or revoke my proxy after I return my proxy card?

Yes. You may change your vote or revoke your proxy at any time before the proxy is exercised at the Annual Meeting. To change your vote, you may:

•       mail a written notice “revoking” your earlier vote to our transfer agent, Mellon Investor Services LLC, Proxy Processing, P.O. Box 3510, South Hackensack, NJ 07606-9210;

•       submit to our transfer agent a properly completed and signed proxy card with a later date;

•       vote again telephonically or electronically (available until 11:00 p.m. Eastern Time on May 8, 2006); or

•       vote in person at the Annual Meeting.

The last dated proxy or vote cast will be counted.

How do I vote in person?

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot or a new proxy card when you arrive. However, if your shares are held in the name of your broker, trust, bank or other nominee, you must bring an account statement or letter from the broker, trust, bank or other nominee indicating that you were the beneficial owner of the shares on March 17, 2006, the record date for voting.

Please bring proper identification to the Annual Meeting.

How do I vote my 401(k) and GESOP shares?

If you participate in the Boston Scientific Corporation 401(k) Retirement Savings Plan (401(k) Plan) or participate in our Global Employee Stock Ownership Plan (GESOP), you will receive a single proxy card that covers both shares credited to your plan account(s) and shares that you own of record that are registered in the same name. If any of your plan accounts are not registered in the same name as your shares of record, you will receive separate proxy cards for your record and plan holdings. Properly completed and signed proxy cards will serve to instruct the trustees and fiduciaries of our 401(k) Plan and GESOP how to vote any Company shares held in these plans on your behalf. The 401(k) Plan and GESOP trustees and fiduciaries may vote shares for which timely instructions are not received at their discretion.

Who is the Company’s transfer agent?

Our transfer agent is Mellon Investor Services LLC. Representatives of Mellon Investor Services LLC will tabulate the vote and act as inspectors of election at the Annual Meeting.

What vote is required to approve each proposal?

(1)         For the Election of Directors.   With respect to Proposal 1, the four nominees for director receiving the most votes from those shares present or represented at the Annual Meeting will be elected. With respect to Proposal 2, the director in each class receiving the most votes from those shares present or represented at the Annual Meeting will be elected. If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will be counted for purposes of determining whether there is a quorum, but will not count either “for” or “against” the nominee.

(2)         For All Other Matters.   For each other matter expected to be voted upon at the Annual Meeting, the affirmative vote of a majority of shares participating in the voting on each proposal is required for approval. At present, the Board knows of no other matters to be presented for stockholder action at the Annual Meeting. A properly executed proxy marked “abstain” with respect to any of these matters will not be voted “for” or “against” the proposal(s), but will be counted for purposes of determining the number of votes cast. Accordingly, an abstention will have the effect of a negative vote.

Is voting confidential?

Yes. We will treat proxy cards, ballots and voting tabulations as confidential. Generally, only the inspectors of election and certain employees associated with processing proxy cards, counting the vote or administering the meeting have access to these documents.

How is the Company soliciting proxies?

We will solicit proxies chiefly by mail, but additional solicitations may be made by electronic delivery, telephone or other media by our officers or employees for no additional compensation. We may enlist the assistance of brokerage houses, fiduciaries, custodians and other third parties in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by us.

PROPOSALS TO BE VOTED UPON

Proposal 1: Re-Election of Existing Directors.

Currently, our Board of Directors is divided into three equal classes. Each class serves for a period of three years. The classes are arranged so that the terms of the directors in each class expire at successive Annual Meetings. Occasionally, a director may be elected for a shorter term in order to keep the number of directors in each class approximately equal. The term of our Class II directors expires at this Annual Meeting. The Board has nominated each of the following incumbent Class II directors to stand for re-election for a term of three years expiring at our 2009 Annual Meeting and until his successor has been elected and qualified: John E. Abele, Joel L. Fleishman, Ernest Mario and Uwe E. Reinhardt.

We know of no reason why any of the nominees would be unable to serve as a director. However, should such a situation arise, the Board may designate a substitute nominee or, alternatively, reduce the number of directors to be elected. If a substitute nominee is selected, the persons named as proxies will vote for that substitute nominee. Any vacancies not filled at the Annual Meeting may be filled by the Board.

Class II Directors (Term Expires 2009)
The Incumbent Nominees
Name
John E. Abele	John E. Abele, our co-founder, has been a Director of Boston Scientific
Age 69 Director since 1979

since 1979. Mr. Abele was our Treasurer from 1979 to 1992, our Co-Chairman from 1979 to 1995 and our Vice Chairman and Founder, Office of the Chairman from February 1995 to March 1996. Mr. Abele is also the owner of The Kingbridge Centre and Institute, a 120-room conference center in Ontario that provides special services and research to businesses, academia and government. He was President of Medi-tech, Inc. from 1970 to 1983, and prior to that served in sales, technical and general management positions for Advanced Instruments, Inc. Mr. Abele serves on the board of directors of Color Kinetics, is the Chairman of the Board of the FIRST (For Inspiration and Recognition of Science and Technology) Foundation and is also a member of numerous not-for-profit boards. Mr. Abele received a B.A. degree from Amherst College.

Joel L. Fleishman	Joel L. Fleishman has been a Director of Boston Scientific since
Age 71 Director since 1992

October 1992. He is also Professor of Law and Public Policy at Duke University where he has served in various administrative positions, including First Senior Vice President, since 1971. Mr. Fleishman is a founding member of the governing board of the Duke Center for Health Policy Research and Education and was the founding director from 1971 to 1983 of Duke University’s Terry Sanford Institute of Public Policy. He is the director of the Samuel and Ronnie Heyman Center for Ethics, Public Policy and the Professions and the director of the Duke University Philanthropic Foundation Research Program. From 1993 to 2001, Mr. Fleishman took a part-time leave from Duke University to serve as President of the Atlantic Philanthropic Service Company, the U.S. program staff of Atlantic Philanthropies. Mr. Fleishman also serves as a member of the Board of Trustees of The John and Mary Markle Foundation, Chairman of the Board of Trustees of the Urban Institute, Chairman of The Visiting Committee of the Kennedy School of Government, Harvard University, and as a director of Polo Ralph Lauren Corporation and the James River Insurance Group. Mr. Fleishman received A.B., M.A. and J.D. degrees from the University of North Carolina at Chapel Hill, and an LL.M. degree from Yale University.

Class II Directors (Term Expires 2009) (continued)
Ernest Mario	Ernest Mario has been a Director of Boston Scientific since October 2001
Age 67 Director since 2001

and is currently the Chairman and Chief Executive Officer of Reliant Pharmaceuticals. Prior to joining Reliant Pharmaceuticals in April 2003, he was the Chairman of IntraBiotics Pharmaceuticals, Inc. from April 2002 to April 2003. Dr. Mario also served as Chairman and Chief Executive Officer of Apothogen, Inc., a pharmaceutical company, from January 2002 to April 2002 when Apothogen was acquired by IntraBiotics. Dr. Mario served as the Chief Executive of Glaxo Holdings plc from 1989 until March 1993 and as Deputy Chairman and Chief Executive from January 1992 until March 1993. From 1993 to 1997, Dr. Mario served as Co-Chairman and Chief Executive Officer of ALZA Corporation, a research-based pharmaceutical company with leading drug-delivery technologies, and Chairman and Chief Executive Officer from 1997 to 2001. Dr. Mario presently serves on the boards of directors of Maxygen, Inc. and Pharmaceutical Product Development, Inc. He is also a Trustee of Duke University and Chairman of the Board of the Duke University Health System. He is a past Chairman of the American Foundation for Pharmaceutical Education and serves as an advisor to the pharmacy schools at the University of Maryland, the University of Rhode Island and The Ernest Mario School of Pharmacy at Rutgers University. Dr. Mario holds a B.S. in Pharmacy from Rutgers, and an M.S. and a Ph.D. in Physical Sciences from the University of Rhode Island.

Uwe E. Reinhardt	Uwe E. Reinhardt has been a Director of Boston Scientific since 2002.
Age 68 Director since 2002

Dr. Reinhardt is the James Madison Professor of Political Economy and Professor of Economics and Public Affairs at Princeton University, where he has taught since 1968. Dr. Reinhardt is a senior associate of the University of Cambridge, England and serves as a Trustee of Duke University and the Duke University Health System, H&Q Healthcare Investors and H&Q Life Sciences Investors. He is also the Commissioner of the Kaiser Family Foundation Commission on Medicaid and the Uninsured and a member of the boards of directors of Amerigroup Corporation and Triad Hospitals, Inc. Dr. Reinhardt is a member of the Institute of Medicine of the National Academy of Sciences and U.S. Department of Health and Human Services. Dr. Reinhardt received a Bachelor of Commerce degree from the University of Saskatchewan, Canada and a Ph.D. in economics from Yale University.

The Board recommends that you vote “FOR” the election of all four of these nominees for director.

Proposal 2: Re-Election of New Directors.

In connection with the closing of our acquisition of Guidant Corporation, our Nominating and Governance Committee and Board of Directors expect to appoint two of Guidant’s directors, Kristina M. Johnson and Nancy-Ann DeParle, to our Board as additional Class II directors whose terms will expire at this Annual Meeting. We will expand the size of our Board from 12 members to 14 members in order to make room for these two nominees. In the event that the acquisition of Guidant is completed by the date of this Annual Meeting, you will be asked to re-elect Dr. Johnson and Ms. DeParle to our Board. In order to keep the number of directors in each class approximately equal, Dr. Johnson has been nominated to stand for election as a Class II director, whose term would expire in 2009, and Ms. DeParle has been nominated to stand for election as a Class I director, whose term would expire in 2008.

In the event that our acquisition of Guidant is not completed by the date of this Annual Meeting, we will withdraw the nominations for these two directors and no vote on Proposal 2 will be taken. We know of no other reason why either of these nominees would be unable to serve as a director. However, should such a situation arise, the Board may designate a substitute nominee or, alternatively, reduce the number of directors to be elected. If a substitute nominee is selected, the persons named as proxies will vote for that substitute nominee. Any vacancies not filled at the Annual Meeting may be filled by the Board.

Class II Director (Term Expires 2009)
The New Nominees
Name
Kristina M. Johnson, Ph.D	Kristina M. Johnson is the Dean of the Pratt School of Engineering at
Age 48

Duke University, a position she has held since July 1999. Dr. Johnson served as a professor in the Electrical and Computer Engineering Department, University of Colorado, from 1994 to 1999 and as associate and assistant professor from 1985. She served as deputy director and later as director of the National Science Foundation Engineering Research Center for Optoelectronics Computing Systems at the University of Colorado, Boulder, from 1992 to 1997. Dr. Johnson was a Fulbright Faculty Scholar in the Department of Electrical Engineering at the University of Edinburgh, Scotland, from 1991 to 1992 and a NATO Post-Doctoral Fellow at Trinity College, Dublin, Ireland, from 1983 to 1985. Dr. Johnson is a co-founder of the Colorado Advanced Technology Institute Center of Excellence in Optoelectronics and is a director of Minerals Technologies, Inc., AES Corporation and, until the closing of the Guidant merger, Guidant Corporation. Dr. Johnson received B.S., M.S. and Ph.D. degrees in electrical engineering from Stanford University.

Class I Director (Term Expires 2008)
Name
Nancy-Ann DeParle	Ms. DeParle is a Senior Advisor for JP Morgan Partners, LLC, and an
Age 49

Adjunct Professor at The Wharton School of the University of Pennsylvania. Previously, she served as the Administrator of the Health Care Financing Administration (HCFA) (now the Centers for Medicare and Medicaid Services) from November 1997 to October 2000. Before becoming Administrator of HCFA, Ms. DeParle was the Associate Director for Health and Personnel at the White House Office of Management and Budget from 1993 to 1997 and served as commissioner of the Tennessee Department of Human Services from 1987 to 1989. She also has worked as a lawyer in private practice in Nashville, Tennessee and Washington, DC. Ms. DeParle is a director of Cerner Corporation, DaVita Inc., Triad Hospitals, Inc. and, until the closing of the Guidant merger, Guidant Corporation. Ms. DeParle is a trustee of the Robert Wood Johnson Foundation and serves on the Medicare Payment Advisory Commission. Ms. DeParle received a B.A. degree from the University of Tennessee, a J.D. from Harvard Law School, and B.A. and M.A. degrees in Politics and Economics from Balliol College of Oxford University, where she was a Rhodes Scholar.

The Board recommends that you vote “FOR” the election of both of these nominees for director.

STOCK OWNERSHIP

Who are the largest owners of the Company’s stock?

Set forth below are stockholders known by us to beneficially own more than 5% of our common stock. In general, “beneficial ownership” includes those shares a person or entity has the power to vote or transfer, and stock options that are exercisable currently or within 60 days. Unless otherwise indicated, the persons and entities named below have sole voting and investment power over the shares listed. The table below outlines, as of January 31, 2006, the beneficial ownership of these individuals and entities. As of January 31, 2006, there were 820,738,616 shares of our common stock outstanding.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS As of January 31, 2006
Name and Address	Number of Shares Beneficially Owned		Percent of Shares Outstanding
John E. Abele	58,801,038	(1)	7.2%
c/o Boston Scientific Corporation One Boston Scientific Place Natick, MA 01760
Robert M. Dombroff	65,450,657		7.8%
as Trustee of The Abele Children’s Irrevocable Trust Dated October 29, 1979 c/o Bingham McCutchen LLP One State Street Hartford, CT 06103
Peter M. Nicholas	107,058,477	(2)	13.0%
c/o Boston Scientific Corporation One Boston Scientific Place Natick, MA 01760
Promerica, L.P	98,475,630	(3)	12.0%
Peter M. Nicholas, General Partner c/o The Bollard Group One Joy Street Boston, MA 02108
Barclays Global Investor N.A.(4)	67,573,461		8.2%
45 Fremont Street San Francisco, CA 94105

(1)   Includes 3,593,100 shares of stock held by a charitable trust of which Mr. Abele shares voting and investment control, 2,000 shares of restricted stock subject to certain forfeiture provisions granted pursuant to our 2003 Long-Term Incentive Plan, as to which Mr. Abele has sole voting but not investment power, 361,438 shares of common stock held by a trust of which Mr. Abele shares voting and investment control and 181,000 shares subject to exercisable options granted pursuant to our 1995 Long-Term Incentive Plan. Also includes 400,000 shares held by Mary S. Abele, Mr. Abele’s spouse, with respect to which Mr. Abele disclaims beneficial ownership.

(2)   Includes 98,475,630 shares of common stock held by Promerica, L.P., separately presented, a family limited partnership of which Mr. Pete M. Nicholas is general partner and as to which he is deemed to have beneficial ownership, 3,350,086 shares held jointly by Mr. Pete M. Nicholas and his spouse, with whom he shares voting and investment power, 3,000 shares of restricted stock subject to certain forfeiture provisions granted pursuant to our 2003 Long-Term Incentive Plan, as to which Mr. Nicholas has sole voting but not investment power, and 2,260,500 shares subject to exercisable options granted pursuant to our 1995 and 2000 Long-Term Incentive Plans. Also includes 152,000 shares held by Pete M. Nicholas, Llewellyn Nicholas and Anastasios Parafestas, as trustees of an irrevocable trust for the benefit of Mr. N. J. Nicholas, Jr.’s children as to which Mr. Pete M. Nicholas disclaims beneficial ownership. Excludes 566,622 shares of stock held by Ruth V. Lilly Nicholas and N. J. Nicholas, Jr., as Trustees of an irrevocable trust for the benefit of Mr. Pete M. Nicholas’ children and spouse, as to which Mr. Pete M. Nicholas disclaims beneficial ownership.

(3)   These shares are also included in the shares held by Mr. Pete M. Nicholas, separately presented, because as general partner of Promerica, L.P., Mr. Nicholas is deemed to have beneficial ownership of these shares.

(4) As reported in a Schedule 13G dated January 31, 2006.

How much of the Company’s stock do the Company’s directors and executive officers own?

The following table shows, as of January 31, 2006, the amount of our common stock beneficially owned by:

(1)         our directors and director nominees;

(2)         our executive officers named in the Summary Compensation Table below; and

(3)         all of our directors and executive officers as a group.

STOCK OWNERSHIP OF OFFICERS AND DIRECTORS As of January 31, 2006
Name	Number of Shares Beneficially Owned	Percent of Shares Outstanding
John E. Abele(1)	58,801,038	7.2%
Ursula M. Burns(2)	14,834	*
Joel L. Fleishman(3)	139,901	*
Marye Anne Fox(4)	18,648	*
Ray J. Groves(5)	36,334	*
Ernest Mario(6)	148,534	*
N.J. Nicholas, Jr.(7)	649,756	*
Pete M. Nicholas(8)	107,058,477	13.01%
John E. Pepper(9)	35,734	*
Uwe E. Reinhardt(10)	39,334	*
Warren B. Rudman(11)	26,334	*
James R. Tobin(12)	3,215,977	*
Kristina M. Johnson(13)	0
Nancy-Ann DeParle(14)	0
Lawrence C. Best(15)	2,199,842	*
Fredericus A. Colen(16)	198,174	*
Paul A. LaViolette(17)	1,254,227	*
Paul W. Sandman(18)	736,350	*
All directors and executive officers as a group (26 persons)(19)	175,390,490	21.10%

* Reflects beneficial ownership of less than one percent (1%) of our outstanding common stock.

(1)   Includes 3,593,100 shares of stock held by a charitable trust of which Mr. Abele shares voting and investment control, 2,000 shares of restricted stock subject to certain forfeiture provisions granted pursuant to our 2003 Long-Term Incentive Plan, as to which Mr. Abele has sole voting but not investment power, 361,438 shares of common stock held by a trust of which Mr. Abele shares voting and investment control and 181,000 shares subject to exercisable options granted pursuant to our 1995 Long-Term Incentive Plan. Also includes 400,000 shares held by Mary S. Abele, Mr. Abele’s spouse, with respect to which Mr. Abele disclaims beneficial ownership.

(2)   Includes 7,334 shares of common stock subject to exercisable options granted pursuant to our 2000 Long-Term Incentive Plan. Excludes 8,000 shares of restricted stock granted pursuant to our 2000 and 2003 Long-Term Incentive Plans and 4,896 common stock equivalents which Ms. Burns has deferred pursuant to our Deferred Compensation Program offered to non-employee directors.

(3)   Includes 43,334 shares of common stock subject to exercisable options granted pursuant to our 1992 Non-Employee Directors’ Stock Option and 2000 Long-Term Incentive Plans, and 4,000 shares of restricted stock, subject to certain tax withholding and forfeiture provisions, granted pursuant to our 2000 and 2003 Long- Term Incentive Plans, as to which Mr. Fleishman has sole voting but not investment power. Excludes 4,000 shares of restricted stock granted pursuant to our 2000 Long-Term Incentive Plan and deferred pursuant to our Deferred Compensation Program offered to non-employee directors. Also excludes 12,750 shares held by a charitable foundation of which Mr. Fleishman is the president and as to which Mr. Fleishman disclaims beneficial ownership.

(4)   Includes 11,334 shares of common stock subject to exercisable options granted pursuant to our 1992 Non-Employee Directors’ Stock Option and 2000 Long-Term Incentive Plans. Also includes 704 shares owned by Dr. Fox’s spouse as to which she disclaims beneficial ownership. Excludes 12,000 shares of restricted stock granted pursuant to our 2000 and 2003 Long-Term Incentive Plans and 7,009 common stock equivalents which Dr. Fox has deferred under our Deferred Compensation Program offered to non-employee directors.

(5)   Includes 27,334 shares of common stock subject to exercisable options granted pursuant to our 1992 Non-Employee Directors’ Stock Option and 2000 Long-Term Incentive Plans. Excludes 16,000 shares of restricted stock granted pursuant to our 2000 and 2003 Long-Term Incentive Plans and 18,668 common stock equivalents which Mr. Groves has deferred under our Deferred Compensation Program offered to non-employee directors.

(6)   Includes 667 shares of common stock subject to exercisable options granted pursuant to our 2000 Long Term Incentive Plan, 20,000 shares held by a self-directed IRA and 16,700 shares held by Dr. Mario’s spouse as to which he disclaims beneficial ownership. Excludes 16,000 shares of restricted stock granted pursuant to our 2000 and 2003 Long-Term Incentive Plans and 8,964 common stock equivalents which Dr. Mario has deferred under our Deferred Compensation Program offered to non-employee directors.

(7)   Includes 20,668 shares of common stock subject to exercisable options granted pursuant to our 1992 Non-Employee Directors’ Stock Option and 2000 Long-Term Incentive Plans, 62,466 shares of stock held by Mr. N. J. Nicholas, Jr., as sole trustee of a revocable trust and 566,622 shares of stock held by Ruth V. Lilly Nicholas and N. J. Nicholas, Jr., as trustees of an irrevocable trust for the benefit of Mr. Pete M. Nicholas’ children and spouse as to which Mr. N. J. Nicholas, Jr. disclaims beneficial ownership. Excludes 152,000 shares held by Pete M. Nicholas, Llewellyn Nicholas and Anastasios Parafestas, as Trustees of an irrevocable trust for the benefit of Mr. N. J. Nicholas, Jr.’s children as to which Mr. N. J. Nicholas, Jr. disclaims beneficial ownership. Also excludes 16,000 shares of restricted stock granted pursuant to our 2000 and 2003 Long-Term Incentive Plans and 23,250 common stock equivalents which Mr. N. J. Nicholas, Jr. has deferred pursuant to our Deferred Compensation Program offered to non-employee directors.

(8)   Includes 98,475,630 shares of common stock held by Promerica, L.P., a family limited partnership of which Mr. Pete M. Nicholas is general partner and as to which he is deemed to have beneficial ownership, 3,350,086 shares held jointly by Mr. Pete M. Nicholas and his spouse, with whom he shares voting and investment power, 3,000 shares of restricted stock subject to certain forfeiture provisions granted pursuant to our 2003 Long-Term Incentive Plan, as to which Mr. Pete M. Nicholas has sole voting but not investment power, and 2,260,500 shares subject to exercisable options granted pursuant to our 1995 and 2000 Long-Term Incentive Plans. Also includes 152,000 shares held by Pete M. Nicholas, Llewellyn Nicholas and Anastasios Parafestas, as trustees of an irrevocable trust for the benefit of Mr. N.J. Nicholas, Jr.’s children as to which Mr. Pete M. Nicholas disclaims beneficial ownership. Excludes 566,622 shares of stock held by Ruth V. Lilly Nicholas and N. J. Nicholas, Jr., as Trustees of an irrevocable trust for the benefit of Mr. Pete M. Nicholas’ children and spouse, as to which Mr. Pete M. Nicholas disclaims beneficial ownership.

(9)   Includes 3,334 shares of common stock subject to exercisable options granted pursuant to our 2000 Long-Term Incentive Plan and 4,000 shares of restricted stock granted pursuant to our 2000 and 2003 Long-Term Incentive Plans subject to certain forfeiture provisions, as to which Mr. Pepper has sole voting but not investment power. Also includes 2,400 shares owned by Mr. Pepper’s spouse as to which he disclaims beneficial ownership.

(10) Includes 7,334 shares of common stock subject to exercisable options granted pursuant to our 2000 Long-Term Incentive Plan and 8,000 shares of restricted stock granted pursuant to our 2000 and 2003 Long-Term Incentive Plan subject to certain forfeiture provisions, as to which Dr. Reinhardt has sole voting but not investment power. Also includes 14,000 shares of stock held jointly by Dr. Reinhardt and his spouse, with whom he shares voting and investment control.

(11) Includes 19,334 shares of common stock subject to exercisable options granted pursuant to our 1992 Non-Employee Directors’ Stock Option and 2000 Long-Term Incentive Plans. Also includes 1,000 shares of stock owned by Senator Rudman’s spouse as to which he disclaims beneficial ownership. Excludes 16,000 shares of restricted stock granted pursuant to our 2000 and 2003 Long-Term Incentive Plans and 17,550 common stock equivalents which Senator Rudman has deferred under our Deferred Compensation Program offered to non-employee directors.

(12) Includes 3,106,250 shares of common stock subject to exercisable options granted pursuant to our 1995, 2000 and 2003 Long-Term Incentive Plans, of which 435,942 of these stock options are held by a grantor retained annuity trust. Also includes 9,727 shares held in Mr. Tobin’s 401(k) account.

(13) Excludes 18,750 shares subject to Guidant Corporation stock options held by Dr. Johnson as of January 31, 2006, which will be converted into options to purchase Boston Scientific common stock, subject to the exchange ratio, in connection with the Guidant merger.

(14) Excludes 3,000 shares of Guidant Corporation common stock held by Ms. DeParle as of January 31, 2006, which will be exchanged for the merger consideration (including shares of Boston Scientific common stock) payable in connection with the closing of the Guidant merger. Also excludes 35,000 shares subject to Guidant stock options held by Ms. DeParle as of January 31, 2006, which will be converted into options to purchase Boston Scientific common stock, subject to the exchange ratio, in connection with the Guidant merger.

(15) Includes 2,161,000 shares of common stock subject to exercisable options granted pursuant to our 1995, 2000 and 2003 Long-Term Incentive Plans and 7,675 shares held in Mr. Best’s 401(k) account.
(16) Includes 198,174 shares of common stock subject to exercisable options granted pursuant to our 1995, 2000 and 2003 Long-Term Incentive Plans.

(17) Includes 1,208,500 shares of common stock subject to exercisable options granted pursuant to our 1995, 2000 and 2003 Long-Term Incentive Plans and 10,455 shares held in Mr. LaViolette’s 401(k) account.

(18) Includes 700,000 shares of common stock subject to exercisable options granted pursuant to our 1995, 2000 and 2003 Long-Term Incentive Plans and 2,900 shares of stock held by Mr. Sandman as custodian for his child as to which he disclaims beneficial ownership. The balance (except four shares) is held jointly by Mr. Sandman and his spouse, with whom he shares voting and investment control.

(19) Please refer to footnotes 1 through 18 above. Includes 11,518,427 shares of common stock subject to exercisable options granted pursuant to our Non-Employee Directors’ Stock Option and 1992, 1995, 2000 and 2003 Long-Term Incentive Plans.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

The Board of Directors

Who sits on the Company’s Board of Directors?

Until the closing of the Guidant merger, our Board of Directors consists of 12 members, divided into three equal classes. In connection with the closing of the Guidant merger, our Board expects to expand the size of the Board from 12 to 14 members, divided into three approximately equal classes. Each class serves for a period of three years. The classes are arranged so that the terms of the directors expire at successive Annual Meetings. Occasionally, a director may be elected for a shorter term in order to keep the number of directors in each class approximately equal. The term of our Class II directors expires at this Annual Meeting. The Board has nominated each of the following incumbent Class II directors to stand for re-election for a term of three years expiring at our 2009 Annual Meeting and until his successor has been elected and qualified: John E. Abele, Joel L. Fleishman, Ernest Mario and Uwe E. Reinhardt. In addition, contingent upon the closing of the Guidant merger, the Board has nominated Kristina M. Johnson to stand for re-election at this Annual Meeting as a Class II director with a term expiring at our 2009 Annual Meeting and Nancy-Ann DeParle to stand for re-election at this Annual Meeting as a Class I director with a term expiring at our 2008 Annual Meeting.

The following directors hold the Company’s remaining Board seats:

Class III Directors (Term Expires 2007)
Ursula M. Burns	Ursula M. Burns has been a Director of Boston Scientific since 2002.
Age 47 Director since 2002

Ms. Burns is President of Business Group Operations and Corporate Senior Vice President of Xerox Corporation. Ms. Burns joined Xerox in 1980, subsequently advancing through several engineering and management positions. Ms. Burns served as Vice President and General Manager, Departmental Business Unit from 1997 to 1999, Senior Vice President, Worldwide Manufacturing and Supply Chain Services from 1999 to 2000, Senior Vice President, Corporate Strategic Services from 2000 to October 2001 and President of Document Systems and Solutions Group until her most recent appointment in January 2003. She serves on the boards of directors of American Express Corporation, the National Association of Manufacturers, the FIRST (For Inspiration and Recognition of Science and Technology) Foundation and the Rochester Business Alliance and is a Trustee of the University of Rochester. Ms. Burns earned a B.S. degree from Polytechnic Institute of New York and an M.S. degree in mechanical engineering from Columbia University.

Class III Directors (Term Expires 2007) (continued)
Marye Anne Fox, Ph.D.	Marye Anne Fox has been a Director of Boston Scientific since
Age 58 Director since 2001

October 2001. Dr. Fox has also been Chancellor of the University of California, San Diego and Professor of Chemistry since August 2004. Prior to that, she served as Chancellor of North Carolina State University and Distinguished University Professor of Chemistry from 1998 to 2004. From 1976 to 1998, she was a member of the faculty at the University of Texas, where she taught chemistry and held the Waggoner Regents Chair in Chemistry from 1991 to 1998. She served as the University’s Vice President for Research from 1994 to 1998. Dr. Fox is the Co-Chair of the National Academy of Sciences’ Government-University-Industry Research Roundtable and serves on President Bush’s Council of Advisors on Science and Technology. She has served as the Vice Chair of the National Science Board. She also serves on the boards of a number of other scientific, technological and civic organizations, and is a member of the boards of directors of Red Hat Corp., Pharmaceutical Product Development, Inc., Burroughs-Wellcome Trust and the Camille and Henry Dreyfus Foundation. Dr. Fox serves on the board of directors of W.R. Grace Co., a specialty chemical company that filed a petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in April 2001. She has been honored by a wide range of educational and professional organizations, and she has authored more than 350 publications, including five books. Dr. Fox holds a B.S. in Chemistry from Notre Dame College, an M.S. in Organic Chemistry from Cleveland State University, and a Ph.D. in Organic Chemistry from Dartmouth College.

N.J. Nicholas, Jr.	N.J. Nicholas, Jr. has been a Director of Boston Scientific since
Age 66 Director since 1994

October 1994 and is a private investor. Previously, he served as President of Time, Inc. from September 1986 to May 1990 and Co-Chief Executive Officer of Time Warner, Inc. from May 1990 until February 1992. Mr. Nicholas is a director of Xerox Corporation and Time Warner Cable, Inc. He has served as a director of Turner Broadcasting and a member of the President’s Advisory Committee for Trade Policy and Negotiations and the President’s Commission on Environmental Quality. Mr. Nicholas is a Trustee of Environmental Defense and a member of the Council of Foreign Relations. Mr. Nicholas received an A.B. degree from Princeton University and an M.B.A. degree from Harvard Business School. He is also the brother of Pete M. Nicholas, Chairman of the Board.

John E. Pepper	John E. Pepper has been a Director of Boston Scientific since 2003 and he
Age 67 Director since 2003

previously served as a director of Boston Scientific from November 1999 to May 2001. Mr. Pepper is the Chief Executive Officer and Director of the National Underground Railroad Freedom Center. Previously he served as Vice President for Finance and Administration of Yale University from January 2004 to December 2005. Prior to that, he served as Chairman of the executive committee of the board of directors of The Procter & Gamble Company until December 2003. Since 1963, he has served in various positions at Procter & Gamble, including Chairman of the Board from 2000 to 2002, Chief Executive Officer and Chairman from 1995 to 1999, President from 1986 to 1995 and director since 1984. Mr. Pepper is a member of the board of directors of The Walt Disney Company, and is a member of the executive committee of the Cincinnati Youth Collaborative. Mr. Pepper graduated from Yale University in 1960 and holds honorary doctoral degrees from The Ohio State University, Xavier University, Mount St. Joseph College and St. Petersburg University (Russia).

Class I Directors (Term Expires 2008)
Ray J. Groves	Ray J. Groves has been a Director of Boston Scientific since 1999. From
Age 70 Director since 1999

2001 to 2005 he served in various roles at Marsh Inc., including President, Chairman and Senior Advisor, and is a former member of the board of directors of its parent company, Marsh & McLennan Companies, Inc. He served as Chairman of Legg Mason Merchant Banking, Inc. from 1995 to 2001. Mr. Groves served as Chairman and Chief Executive Officer of Ernst & Young for 17 years until his retirement in 1994. Mr. Groves currently serves as a member of the boards of directors of Electronic Data Systems Corporation and Overstock.com. Mr. Groves is a member of the Council on Foreign Relations. He is a former member of the Board of Governors of the American Stock Exchange and the National Association of Securities Dealers. Mr. Groves is former Chairman of the board of directors of the American Institute of Certified Public Accountants. He is a member and former Chair of the board of directors of The Ohio State University Foundation and a member of the Dean’s Advisory Council of the Fisher College of Business. He is a former member of the Board of Overseers of The Wharton School of the University of Pennsylvania and served as the Chairman of its Center for the Study of the Service Sector. Mr. Groves is a managing director of the Metropolitan Opera Association. Mr. Groves received a B.S. degree from The Ohio State University.

Pete M. Nicholas	Pete M. Nicholas, a co-founder of Boston Scientific, has been Chairman
Age 64 Director since 1979

of the Board since 1995. He has been a Director since 1979 and served as our Chief Executive Officer from 1979 to March 1999 and Co-Chairman of the Board from 1979 to 1995. Prior to joining Boston Scientific, he was corporate director of marketing and general manager of the Medical Products Division at Millipore Corporation, a medical device company, and served in various sales, marketing and general management positions at Eli Lilly and Company. He is currently Chairman Emeritus of the Board of Trustees of Duke University. Mr. Nicholas is also a Fellow of the National Academy of Arts and Sciences and a member of the Trust for that organization. He has also served on several for profit and not-for-profit boards. Mr. Nicholas is also a member of the Massachusetts Business Roundtable, Massachusetts Business High Technology Council, CEOs for Fundamental Change in Education and the Boys and Girls Club of Boston. After college, Mr. Nicholas served as an officer in the U.S. Navy, resigning his commission as lieutenant in 1966. Mr. Nicholas received a B.A. degree from Duke University, and an M.B.A. degree from The Wharton School of the University of Pennsylvania. He is also the brother of N.J. Nicholas, Jr., one of our directors.

Class I Directors (Term Expires 2008) (continued)
Warren B. Rudman	Senator Warren B. Rudman has been a Director of Boston Scientific since
Age 75 Director since 1999

October 1999. Senator Rudman has been Of Counsel to the international law firm Paul, Weiss, Rifkind, Wharton, and Garrison LLP since January 2003. Previously, he was a partner of the firm since 1992. Prior to joining the firm, he served two terms as a U.S. Senator from New Hampshire from 1980 to 1992. He serves on the boards of directors of Collins & Aikman Corporation, Raytheon Corporation and several funds managed by the Dreyfus Corporation. He is the founding co-chairman of the Concord Coalition. Senator Rudman received a B.S. from Syracuse University and an LL.B. from Boston College Law School and served in the U.S. Army during the Korean War.

James R. Tobin	James R. Tobin is our President and Chief Executive Officer and has been
Age 61 Director since 1999

a Director since 1999. Prior to joining Boston Scientific in March 1999, Mr. Tobin served as President and Chief Executive Officer of Biogen, Inc. from 1997 to 1998 and Chief Operating Officer of Biogen from 1994 to 1997. From 1972 to 1994, Mr. Tobin served in a variety of executive positions with Baxter International, including President and Chief Operating Officer from 1992 to 1994. Previously, he served at Baxter as Managing Director in Japan, Managing Director in Spain, President of Baxter’s I.V. Systems Group and Executive Vice President. Mr. Tobin currently serves on the boards of directors of Curis, Inc. and Applera Corporation and is a trustee of the BioMedical Science Careers Program. Mr. Tobin holds an A.B. from Harvard College and an M.B.A. from Harvard Business School. Mr. Tobin also served as a lieutenant in the U.S. Navy from 1968 to 1972.

CORPORATE GOVERNANCE

Our Board of Directors has established a Corporate Governance Manual to guide the operation and direction of the Board and its committees. The Corporate Governance Manual consists of our Corporate Governance Guidelines, charters for the standing committees of the Board, and our Code of Conduct. A current copy of our Corporate Governance Guidelines, committee charters and Code of Conduct are available at www.bostonscientific.com and may also be obtained free of charge by written request to: Investor Relations, One Boston Scientific Place, Natick, MA 01760-1537.

Are a majority of the Company’s Board of Directors independent from management?

Yes. Our Corporate Governance Guidelines require that a significant majority of the Board be independent. Our common stock is listed on the New York Stock Exchange (NYSE). In accordance with current NYSE rules and our own categorical standards of independence, the Board of Directors has determined that the following non-employee directors are deemed “independent”: Ursula M. Burns, Joel L. Fleishman, Marye Anne Fox, Ray J. Groves, Ernest Mario, John E. Pepper, Uwe E. Reinhardt and Warren B. Rudman. Currently eight out of the twelve members of our Board are independent. In addition, the Board of Directors has determined that Kristina M. Johnson and Nancy-Ann DeParle are independent in accordance with current NYSE rules and our own categorical standards of independence. Accordingly, upon the appointment of Dr. Johnson and Ms. DeParle to our Board in connection with the closing of the Guidant merger, ten out of fourteen members of our Board will be independent.

How does the Board determine a non-employee director is “independent”?

To be considered independent under the NYSE rules, the Board must determine that a director does not have a direct or indirect material relationship with the Company. In addition, a director is not independent if:

•       The director is, or has been within the last three years, an employee of the Company or if the director has an immediate family member who is, or has been within the last three years, an executive officer of the Company.

•       The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•       (A) The director or the director’s immediate family member is a current partner of the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or the director’s immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•       The director or the director’s immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serves or served at the same time on that other company’s compensation committee.

•       The director is a current employee, or the director’s immediate family member is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Board also has established the following categorical standards to assist it in determining director independence in accordance with the NYSE rules:

•       Commercial Relationships.   The following commercial relationships are not considered material relationships that would impair a director’s independence: (i) if a director of the Company is an executive officer or an employee of, or an immediate family member of a director is an executive officer of, another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of such other company, and (ii) if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company for which he or she serves as an executive officer.

•       Charitable Relationships.   The following charitable relationship will not be considered a material relationship that would impair a director’s independence: if a director, or an immediate family member of the director, serves as an executive officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to that charitable organization in any single fiscal year are less than 1% (or $500,000, whichever is less) of that charitable organization’s annual consolidated gross revenues.

•       Personal Relationships.   The following personal relationship will not be considered to be a material relationship that would impair a director’s independence: if a director, or immediate family member of the director, receives from, or provides to, the Company products or services in the ordinary course and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

For relationships not qualifying within the foregoing guidelines, the determination of whether the relationship is material, and therefore whether the director is independent, shall be made by the directors who satisfy the foregoing independence guidelines. For purposes of these guidelines, “immediate family member” has the meaning defined in the NYSE rules.

The Board monitors its compliance with the NYSE requirements for director independence on an ongoing basis.

How are nominees for the Board selected?

Our Nominating and Governance Committee is responsible for identifying and recommending nominees for election to the Board. The Nominating and Governance Committee believes that all nominees must, at a minimum, meet the general criteria outlined in our Corporate Governance Guidelines (which are available on our website at www.bostonscientific.com). The qualifications of candidates recommended by stockholders will be reviewed and considered by the Nominating and Governance Committee with the same degree of care and consideration as candidates for nomination to the Board submitted by Board members and the Chief Executive Officer. Under our By-Laws and SEC regulations, any stockholder proposal or director nominations for the 2007 Annual Meeting of Stockholders must be received on or before December 8, 2006 in order to be considered for inclusion in our 2007 Proxy Statement. Please address your proposal, recommendation or nomination to our Secretary at Boston Scientific Corporation, One Boston Scientific Place, Natick, MA 01760-1537.

Can I contact the Company’s directors directly?

Yes. Stockholders and other interested parties who wish to communicate directly with any member of our Board of Directors, or our non-management directors as a group, may do so by writing to the Board of Directors, Boston Scientific Corporation, c/o General Counsel, One Boston Scientific Place, Natick, MA 01760-1537 or by contacting the non-management directors via email at non-managementdirectors@bsci.com. In addition, stockholders and other interested parties may contact the chairperson of each committee at the following email addresses: AuditCommittee@bsci.com, StrategicInvestmentCommittee@bsci.com, NominatingandGovernanceCommittee@bsci.com, and CompensationCommittee@bsci.com. The Board has authorized the office of our General Counsel to review and organize, but not screen, communications from stockholders and/or interested parties and deliver them to the Board.

Does the Company have regular meetings of its independent directors?

Yes. The non-management directors or independent directors meet in executive sessions without management directors at most of our regularly scheduled Board meetings and at such other times as they deem appropriate but, in any event, at least once annually. The chairperson of the Nominating and Governance Committee presides at executive sessions of non-management directors, and in his or her absence, the chairperson of the Audit Committee will preside, and in his or her absence, the chairperson of the Executive Compensation and Human Resources Committee will preside.

Does the Company separate the roles of Chairman of the Board and Chief Executive Officer?

Yes. We separate the roles of Chairman of the Board and Chief Executive Officer. Our Chairman is Pete M. Nicholas and our Chief Executive Officer is James R. Tobin.

COMMITTEES OF THE BOARD

What committees has the Board established?

Our Board of Directors has standing Audit, Executive Compensation and Human Resources, Nominating and Governance, and Finance and Strategic Investment Committees. The charters of the standing Committees of the Board are available on our website at www.bostonscientific.com. Our Board also establishes special committees from time to time. For example, in February 2006, the Board authorized the creation of a Compliance and Quality Committee to monitor the Company’s compliance and quality initiatives.

What committees of the Board are comprised of a majority of independent directors?

All of the members of the Audit Committee, the Executive Compensation and Human Resources Committee, and the Nominating and Governance Committee are independent directors under the criteria for independence required by law, the NYSE rules and under our categorical standards of independence. A significant majority of the members of the Finance and Strategic Investment Committee are independent directors.

Membership on each committee is set forth in the following table as of March 1, 2006:

BOARD COMMITTEE MEMBERSHIP (1) As of March 1, 2006
Name	Audit Committee	Executive Compensation and Human Resources Committee	Nominating and Governance Committee	Finance and Strategic Investment Committee
Ursula M. Burns		*		*
Joel L. Fleishman	+		*
Marye Anne Fox	*			*
Ray J. Groves		*	+
Ernest Mario	*			+
N.J. Nicholas, Jr				*
John E. Pepper	*			*
Uwe E. Reinhardt	*		*
Warren B. Rudman		+	*
James R. Tobin				*

*	Committee Member
+	Committee Chair
(1)

As of the closing date of the Guidant merger, the Nominating and Governance Committee and Board of Directors are expected to appoint Kristina M. Johnson to serve on the Executive Compensation and Human Resources Committee and the Finance and Strategic Investment Committee and Nancy-Ann DeParle to serve on the Audit Committee and the newly created special Compliance and Quality Committee.

Audit Committee.   The Audit Committee met 13 times during fiscal year 2005. The Board has determined that our Audit Committee is composed exclusively of non-employee directors, all of whom meet the independence requirements of the NYSE and the SEC. The Board has also determined that Ernest Mario, John E. Pepper and Uwe E. Reinhardt is each an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC for purposes of Section 407 of the Sarbanes-Oxley Act of 2002. Mr. Reinhardt is an “audit committee financial expert” by virtue of having taught financial accounting for over 30 years at Princeton University.

The primary purpose of the Audit Committee is to provide oversight to our accounting and financial reporting processes and audits of our financial statements. The Audit Committee primarily provides assistance to our Board of Directors in the areas of corporate accounting, internal control, independent audit and reporting practices, and maintains, by way of regularly scheduled meetings, a direct line of communication among our directors, management, our internal auditors and our independent auditors. The Audit Committee appoints our independent auditors, evaluates their qualifications, independence and performance, and reviews their reports and other services. In addition, the Audit Committee pre-approves audit, audit-related and non-audit services performed for us by our independent auditors and has the right to terminate our independent auditors. It is also responsible for monitoring our adherence to established legal and regulatory requirements, corporate policies, ethics and integrity programs and practices. The Audit Committee is governed by a written charter approved by our Board of Directors which is subject to review on an annual basis. In accordance with the rules and regulations of the SEC and the NYSE, the Audit Committee Report can be found on page 36 of this Proxy Statement.

Executive Compensation and Human Resources Committee.   The Executive Compensation and Human Resources Committee (the Compensation Committee) met 8 times during fiscal year 2005. The Compensation Committee is composed of non-employee directors, all of whom meet the independence requirements of the NYSE and the SEC. As outlined in its written charter, the Committee is responsible for granting stock options, deferred stock units and other awards to our key employees, administering our incentive plans and reviewing, determining and recommending the compensation of our senior management. In addition, the Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives, and determines and approves the compensation of the Chief Executive Officer based on this evaluation. In accordance with the rules and regulations of the SEC and the NYSE, the Committee’s Report on Executive Compensation can be found on pages 33 to 35 of this Proxy Statement.

Nominating and Governance Committee.   The Nominating and Governance Committee met 5 times during fiscal year 2005. The Nominating and Governance Committee is composed of non-employee directors, all of whom meet the independence requirements of the NYSE and the SEC. As outlined in its written charter, the Nominating and Governance Committee has responsibility for recommending nominees for election and re-election to the Board, ensuring that Board nominations are qualified and consistent with our needs, monitoring significant developments in the law and practice of corporate governance for directors of public companies, recommending Board committee assignments, reviewing and recommending Board policies and procedures, and overseeing the Board and each committee of the Board in their annual performance self-evaluations. In addition, the Nominating and Governance Committee is responsible for recommending to the Board candidates for Chief Executive Officer, overseeing the annual assessment of the performance of the Chief Executive Officer and developing an ongoing succession plan for the Chief Executive Officer. The Committee is also responsible for overseeing the annual assessment of the performance of our senior management.

The Nominating and Governance Committee is responsible for reviewing with the Board, on an annual basis, the current size, structure and composition of the Board as a whole, and whether the Company is being well served by the directors taking into account: the directors’ degree of independence;

business background, including any areas of particular expertise, such as accounting or related financial management expertise, marketing or technology; record of service (for incumbent directors), including attendance record; meeting preparation; overall contribution to the Board; employment status; gender; ethnicity; age; availability for service to the Company; and anticipated needs of the Company.

Finance and Strategic Investment Committee.   The Finance and Strategic Investment Committee met 5 times during fiscal year 2005. The primary role of this Committee is to provide a forum within the Board to review our overall financing plans and long-term strategic objectives, as well as our shorter-term acquisition and investment strategies and how these shorter-term activities fit within our overall business objectives. As outlined in its written charter, the Committee is charged with providing Board oversight of our strategic planning and activities, approving strategic transactions for which the Board has delegated authority, making recommendations to the Board regarding larger transactions, and evaluating our financial strategies and policies. The Committee has responsibility to review periodically with management our strategic business objectives and the manner in which transactional activity can contribute to the achievement of those objectives, and to review with management on a regular basis contemplated strategic opportunities. The Committee conducts periodic reviews of completed transactions for the purposes of assessing the degree of success achieved, testing the extent to which the projections and other assumptions relied upon in approving transactions have been borne out, identifying the factors differentiating more successful transactions from less successful ones and evaluating the strategic contributions resulting from these transactions. The Committee is further charged with conducting periodic reviews of our global financing objectives and strategies, including the review and approval of certain new borrowing arrangements, capital expenditures and dispositions and activities that may impact our existing capital structure.

How often did the Board meet in 2005?

The Board met 11 times in fiscal year 2005. Each director attended more than 75% of the meetings of the Board and of the Committees on which he or she served.

Does the Company have a policy regarding director attendance at Board, Board Committee and Annual Meetings?

Yes. Directors are expected to prepare for and use reasonable efforts to participate in all Board meetings and meetings of the committees on which they serve. The Board and each committee will meet as frequently as necessary to properly discharge their responsibilities, provided that the full Board will meet at least four times per year. Generally, the Board meets in February, May, July, October and December. In addition, directors are expected to use reasonable efforts to attend Annual Meetings of Stockholders. Eleven out of twelve of our directors attended last year’s Annual Meeting.

Does the Company have a policy limiting the number of boards on which its directors may serve?

Yes. Without the approval of the Nominating and Governance Committee, no director may sit on more than four public company boards in addition to the Company’s board.

How are the Company’s directors compensated?

Employee Directors.   Directors who are also employees of the Company receive no additional compensation for serving on the Board or its Committees.

Non-employee Directors.   We compensate our non-employee directors (other than the Chairman of the Board) as follows:

•                    An annual retainer of $60,000;

•                    An annual option grant to purchase 2,000 shares of our common stock;

•                    An annual grant of 2,000 shares of our restricted stock;

•                    An annual fee of $10,000 for the Chair of the Audit Committee; and

•                    An annual fee of $5,000 for each Chair of Committees other than the Audit Committee.

Chairman of the Board.   Our Chairman of the Board receives an annual retainer of $210,000, an annual option grant to purchase 3,000 shares of our common stock and an annual grant of 3,000 shares of our restricted stock.

In addition, we pay or reimburse our directors for transportation, hotel, food and other incidental expenses incurred in connection with attending Board and Committee meetings and participating in director education programs.

We grant options to purchase our common stock to our non-employee directors at fair market value on the date of the grant. The options become exercisable in three approximately equal installments, commencing on the first anniversary of the date of grant, and have a ten-year term. We also grant restricted stock awards to our non-employee directors at no charge, but they are subject to forfeiture restrictions. The shares become free from restriction upon the expiration of each director’s current term of office. The annual option grant and restricted stock awards are generally made on the date of each Annual Meeting, but if a director is elected to the Board on a date other than the Annual Meeting, an option grant and restricted stock award may be made on the date the director is first elected to the Board. We expect to make a grant of an option to purchase 2,000 shares of our common stock and a grant of 2,000 shares of our restricted stock to each of Dr. Johnson and Ms. DeParle in connection with their election to the Board of Directors upon the closing of the Guidant merger.

Non-mployee directors may, by written election, defer receipt of all or a portion of the annual cash retainer, Committee chair fees and the restricted stock award under our Deferred Compensation Program until he or she retires from our Board. Cash amounts deferred can be invested in common stock equivalents or another investment option in which we credit the amount deferred, plus accrued interest (compounded annually based upon the Moody’s Composite Yield on Seasoned Corporate Bonds as reported for the month of September of each calendar year). Amounts are only payable after a director’s termination of Board service, and may be either paid as a lump sum or in installments previously specified by the director at the time of election.

Does the Company impose stock ownership guidelines upon its directors?

Yes. All of our directors are required to have a significant personal investment in the Company through their ownership of our shares. As a guideline, each director should own at least 6,000 shares of our common stock within three years of his or her joining the Board. For purposes of satisfying this obligation, restricted stock, stock equivalent units or stock unit deferrals under our Deferred Compensation Plan may be included in the aggregate number of shares held by a director.

Does the Company have any arrangements for the election of directors?

No. We do not have any current arrangements relating to the election of directors to our Board. In connection with the closing of the Guidant merger, our Board is expected to appoint Kristina M. Johnson and Nancy-Ann DeParle to the Board. If our acquisition of Guidant is not completed by the date of this Annual Meeting, we will withdraw the nominations of Dr. Johnson and Ms. DeParle and no vote on Proposal 2 contained in this Proxy Statement will be taken.

Did the Company have any related party transactions during 2005?

During 2005, we made payments of approximately $550,000 to Marsh & McLennan Companies, Inc. for insurance brokerage services. Our director, Ray J. Groves, was affiliated with Marsh & McLennan in 2005 until his retirement as a senior advisor to that company on July 31, 2005.

During 2005, we made payments of approximately $118,000 to Arnold & Porter LLP, a law firm of which the brother of Paul W. Sandman, our General Counsel, was the managing partner.

Several of our directors are affiliated with Duke University. Joel L. Fleishman has been employed by Duke University since 1971 and is currently a Professor of Law and Public Policy there. Ernest Mario is a Trustee of Duke University and Chairman of the Board of the Duke University Health System. Pete M. Nicholas received his B.A. degree from Duke University and is Chairman Emeritus of the Board of Trustees of Duke University. Uwe E. Reinhardt is a Trustee of Duke University and the Duke University Health System. Kristina M. Johnson is the Dean of the Pratt School of Engineering at Duke University. We also conduct business in the ordinary course with the medical center and other healthcare facilities at Duke University.

Nancy-Ann DeParle is a Senior Advisor to JP Morgan Partners, LLC, the private equity division of JP Morgan Chase & Co. JP Morgan Securities Inc., an indirect wholly owned subsidiary of JP Morgan Chase & Co., acted as a financial advisor to Guidant in connection with the Company’s acquisition of Guidant and as a financial advisor to the Company in connection with several of our credit facilities and public debt offerings. During 2005, we made payments of approximately $1.5 million to JP Morgan Securities, Inc. In March 2005, JP Morgan announced that JP Morgan Partners, LLC, will become independent from its parent company when it completes the investment of its current fund.

From time to time, our directors or executive officers may invest in venture funds in which we are also an investor. These venture funds are generally managed by unaffiliated third parties. Our decisions, and the decisions of our directors and officers, to invest in these ventures are made independently of each other.

EXECUTIVE OFFICERS

Who were the Company’s executive officers as of March 31, 2006?

As of March 31, 2006, our executive officers were:

Name	Title
James R. Tobin	Director, President and Chief Executive Officer
Lawrence C. Best	Executive Vice President—Finance & Administration and Chief Financial Officer
Brian R. Burns	Senior Vice President, Quality
Fredericus A. Colen	Executive Vice President and Chief Technology Officer
Paul Donovan	Senior Vice President, Corporate Communications
James Gilbert	Senior Vice President
Jeffrey H. Goodman	Senior Vice President, International
Paul A. LaViolette	Chief Operating Officer
Stephen F. Moreci	Senior Vice President and Group President, Endosurgery
Kenneth J. Pucel	Senior Vice President, Operations
Lucia L. Quinn	Executive Vice President—Human Resources
Mary E. Russell, M.D	Senior Vice President—Clinical and Regulatory and Chief Medical Officer
Paul W. Sandman	Executive Vice President, Secretary and General Counsel

Where can I obtain more information about the Company’s executive officers?

Biographical information concerning our executive officers and their ages can be found under the caption “Directors and Executive Officers of the Company” in our 2005 Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this Proxy Statement.

Where can I obtain copies of SEC filings and other information about the Company?

Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website (www.bostonscientific.com) as soon as reasonably practicable after we electronically file the material with or furnish it to the SEC. Or you can find our filings on the website maintained by the SEC at www.sec.gov. Our Corporate Governance Guidelines, the charters of the standing committees of the Board, and Code of Conduct, which applies to all of our directors, employees and officers, including the Chief Executive Officer and Chief Financial Officer, are also available on our website. Printed copies of these materials are available free of charge to stockholders who request them in writing from Investor Relations at Boston Scientific Corporation, One Boston Scientific Place, Natick, MA 01760-1537. Information on our website or connected to it is not incorporated by reference into this Proxy Statement.

How were the Company’s executive officers compensated in 2005?

The following tables show salaries, bonuses, options and other compensation earned or paid during the last three years, options granted in 2005 and options exercised in 2005 for our Chief Executive Officer and our next four most highly compensated executive officers in 2005 (the Named Officers).

Summary Compensation Table
As of December 31, 2005
					Long-Term
					Compensation
	Annual Compensation				Award
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	Deferred Stock Units(2)	Shares Underlying Stock Options(3)	All Other Compensation(4)
James R. Tobin	2005	$900,073	$607,549	$341,327	0	0	$1,180,974
President and	2004	$875,046	$875,000	$281,287	0	225,000	$16,120
Chief Executive Officer	2003	$824,395	$1,098,666	$104,461	0	200,000	$13,920
Paul A. LaViolette	2005	$600,000	$481,950	$26,872	100,000	250,000	$90,478
Chief Operating	2004	$500,176	$501,093	$29,711	0	100,000	$41,205
Officer	2003	$458,037	$548,255	$25,000	0	75,000	$33,945
Lawrence C. Best	2005	$625,050	$400,770	$38,020	50,000	125,000	$1,751,605
Executive Vice	2004	$600,317	$501,114	$40,465	0	60,000	$13,360
President— Finance &	2003	$575,016	$527,196	$25,000	0	60,000	$11,160
Administration and
Chief Financial Officer
Paul W. Sandman	2005	$435,027	$308,325	$25,000	40,000	100,000	$1,314,799
Executive Vice	2004	$420,316	$350,799	$27,205	0	60,000	$84,573
President, Secretary and	2003	$395,034	$346,435	$25,000	0	60,000	$75,027
General Counsel
Fredericus A. Colen	2005	$435,000	$308,306	$25,343	40,000	100,000	$98,295
Executive Vice	2004	$400,128	$334,226	$27,883	0	60,000	$60,367
President and Chief	2003	$375,003	$373,714	$25,000	0	60,000	$59,040
Technology Officer

(1)

The amount reflected in the Other Annual Compensation column includes amounts for personal use of our corporate aircraft: for Mr. Tobin, $316,327 and for Mr. Best, $13,020. We also annually provide executive officers an executive benefit package that includes, in addition to regular employee benefits, an allowance in the amount of $25,000 in lieu of other perquisites to each of the Named Officers under our Executive Allowance Plan. This column also includes incidental amounts that fall below the required disclosure thresholds.

(2)

On July 1, 2005, Messrs. LaViolette, Best, Sandman and Colen were each awarded the number of deferred stock units presented in this column. The value of each of these awards (calculated by multiplying the number of deferred stock units awarded by $26.89, the market price of our common stock on July 1, 2005) is as follows:

* Paul LaViolette $2,689,000
* Lawrence C. Best $1,344,500
* Paul W. Sandman $1,075,600
* Fredericus A. Colen $1,075,600

Shares will be issued to each of the recipients in accordance with the vesting schedule for the award. These deferred stock unit awards vest in five equal annual installments beginning with the second anniversary of the date of grant, July 1, 2007. In addition, all unvested units will vest upon the recipient’s death or disability. Upon the recipient’s retirement, one-third of the unvested units will vest if he retires between January 1, 2006 and July 1, 2006, an additional one-third of the unvested units will vest if he retires between July 2, 2006 and July 1, 2007, and the remaining unvested units will vest if he retires on or after July 2, 2007. Prior to vesting, recipients will not have a right to vote these units or receive dividends if we declare and pay dividends.

(3)

On July 1, 2005, Messrs. LaViolette, Best, Sandman and Colen were each granted the number of options to purchase our common stock presented in this column. Each of these options was granted at the fair market value on the date of grant and vests in equal annual installments over five years, beginning on July 1, 2007, the second anniversary of the date of grant. In addition, the options will vest upon the recipient’s death or disability. Upon the recipient’s retirement, one-third of the options will vest if he retires between January 1, 2006 and July 1, 2006, an additional one-third of the options will vest if he retires between July 2, 2006 and July 1, 2007 and the remaining unvested options will vest if he retires on or after July 2, 2007.

(4)		The following amounts paid to or on behalf of the Named Officers in 2005 are included in the table under the caption “All Other Compensation”:
	Executive Retirement Plan(a)	Company Match (401(k) Plan)	Special Contribution (401(k) Plan)(b)	Excess Benefit Plan(c)	Term Life Insurance Premium(d)	Other Life Insurance Premium(e)
James R. Tobin	$1,125,091	$12,600	$19,800	$15,563	$7,920	—
Paul A. LaViolette	$0	$12,600	$19,800	$21,200	—	$36,878
Lawrence C. Best	$1,692,845	$12,600	$19,800	$21,200	$5,160	—
Paul W. Sandman	$1,178,198	$12,600	$19,800	$21,200	—	$83,001
Fredericus A. Colen	$0	$12,600	$19,800	$13,000	—	$52,895

(a)

Amounts in this column represent the amount that would have been payable to each Named Officer if he had retired on December 31, 2005 under our Executive Retirement Plan which was adopted in May 2005. Messrs. LaViolette and Colen would not have been eligible to participate under the Executive Retirement Plan on December 31, 2005.

(b)

Amounts reflected in this column represent amounts each Named Officer received in connection with a one-time special 401(k) contribution made by Boston Scientific to eligible employees, including executive officers, in 2005.

(c)	Amounts in this column represent the amount each Named Officer received under our Excess Benefit Plan as a result of our one-time special 401(k) contribution.
(d)	Amounts in this column represent amounts paid by Boston Scientific on behalf of Messrs. Tobin and Best for term life insurance.
(e)

Amounts in this column represent amounts paid to each of Messrs. LaViolette, Sandman and Colen to fund premiums for universal life insurance as well as imputed income related to our termination of a previously established split dollar life insurance program. The amounts reflected include a gross-up amount to cover related tax obligations.

2005 OPTION/SAR GRANTS
		Percent of
	Number of	Total			Potential Realizable Value
	Shares	Options			at Assumed Annual Rates of
	Underlying	Granted to	Exercise or		Stock Price Appreciation for
	Options	Employees in	Base Price	Expiration	Option Term(3)
Name	Granted(1)	2005(2)	per Share	Date	5%	10%
James R. Tobin	0	—	—	—	—	—
Paul A. LaViolette	250,000	3.13%	$26.89	7/1/15	$4,227,744	$10,713,934
Lawrence C. Best	125,000	1.57%	$26.89	7/1/15	$2,113,872	$5,356,967
Paul W. Sandman	100,000	1.25%	$26.89	7/1/15	$1,691,098	$4,285,573
Fredericus A. Colen	100,000	1.25%	$26.89	7/1/15	$1,691,098	$4,285,573

(1)

On July 1, 2005, we granted options to purchase shares of common stock to certain of our key employees, including the Named Officers listed above. These options were granted at the fair market value on the date of grant and vest over five years in equal annual installments beginning on July 1, 2007, the second anniversary of the date of grant. In addition, the options will vest upon the recipient’s death or disability. Upon the recipient’s retirement, one-third of the unvested options will vest if he retires between January 1, 2006 and July 1, 2006, an additional one-third will vest if he retires between July 2, 2006 and July 1, 2007, and the remaining unvested options will vest if he retires on or after July 2, 2007.

(2)			During 2005, we granted options to purchase 7,982,760 shares of our common stock.
(3)

These columns represent hypothetical future values of our stock obtainable upon exercise of stock options, net of the option’s exercise price, assuming that the market price of our stock appreciates at a five and ten percent compound annual rate over the ten-year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the rules and regulations of the SEC and do not necessarily reflect management’s assessment of our future stock price performance.

TOTAL 2005 OPTION/SAR EXERCISES AND YEAR-END OPTION/SAR VALUES As of December 31, 2005
Name	Shares Acquired on Exercise	Value Realized	Number Exercisable	Number Unexercisable	Value Exercisable(2)	Value Unexercisable(2)
James R. Tobin(1)	0	$0	3,050,000	425,000	$28,533,116	$271,000
Paul A. LaViolette	400,000	$9,048,500	1,183,500	417,500	$14,549,438	$97,050
Lawrence C. Best	0	$0	2,146,000	245,000	$18,559,650	$97,050
Paul W. Sandman	0	$0	685,000	220,000	$6,816,729	$97,050
Fredericus A. Colen	0	$0	148,174	250,000	$1,182,306	$194,100

(1)						The number of exercisable options listed for Mr. Tobin includes 435,942 options held by a grantor retained annuity trust.
(2)

These values reflect the difference between the exercise price per share of in-the-money options and the last reported sales price ($24.49) of our stock on the NYSE on December 30, 2005, the last trading day of 2005, multiplied by the applicable number of shares underlying the options.

Equity Compensation Plans

The following table summarizes information, as of December 31, 2005, relating to our equity compensation plans pursuant to which grants of options, restricted stock grants or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	54,001,147	$19.63	35,406,342
Equity compensation plans not approved by security holders(2)	0	$0	0
Total	54,001,147	$19.63	35,406,342

(1)

Amounts include outstanding options under our 1992, 1995, 2000 and 2003 Long-Term Incentive Plans and our 1992 Non-Employee Directors’ Stock Option Plan. Amount in column (c) includes 1,859,997 shares available for purchase by employees under our Global Employee Stock Ownership Plan, which are not available for grant in any other form. Our 1992 Long-Term Incentive and 1992 Non-Employee Directors’ Stock Option Plans expired on March 31, 2002 and our 1995 Long-Term Incentive Plan expired on May 9, 2005, after which time grants were only issued under our 2000 and 2003 Long-Term Incentive Plans. Amounts also include 3,850,510 shares awarded under our 2003 Long-Term Incentive Plan in the form of deferred stock units and restricted stock.

(2)

We have acquired a number of companies over the past several years. From time to time, we have assumed the acquired company’s incentive plan(s), including the outstanding options and warrants, if any, granted under the plan(s). No further options are granted under these plans beyond those assumed in connection with the acquisitions. Assumed options that terminate prior to expiration are not available for re-grant. As of December 31, 2005, the aggregate number of shares to be issued under these assumed plans totaled 159,415. The weighted average exercise price of these options is $5.16.

Do the Company’s executive officers have any special employment, executive benefit programs, termination of employment or change-in-control arrangements?

In May 2005, we adopted an Executive Retirement Plan which covers executive officers and division presidents. The Executive Retirement Plan provides retiring executive officers with a lump sum benefit of 2.5 months of salary for each completed year of service, up to a maximum of 36 months pay. The Executive Retirement Plan provides retiring division presidents with a lump sum benefit of 1.5 months of salary for each completed year of service, up to a maximum of 24 months pay. Receipt of payments under the Executive Retirement Plan will be conditioned upon the retiring employee’s entering into a separation agreement with Boston Scientific, which would include a non-competition provision. To be considered retired under the Executive Retirement Plan, an employee’s age plus his or her years of service with Boston Scientific must be at least 65 years (provided that the employee is at least 55 years old and has been with Boston Scientific for at least 5 years). In addition, the Executive Retirement Plan allows our Chief Executive Officer the discretion to cause Boston Scientific to enter into consulting arrangements with retiring executives. The consulting arrangement could provide for up to a $100,000 retainer for up to 50 days of specified consulting services and a $3,000 per diem fee thereafter for services actually rendered for the first year and, for future years, a $2,000 per diem fee for all services actually rendered.

We make annual payments to certain executive vice presidents following their retirement or termination (other than for cause) equal to the premium for executive life insurance (plus a gross-up amount for tax purposes) for a period ending on the tenth anniversary of the policy initiation date or, in some circumstances, such other date as would allow the policy to become self-funding.

In addition to these agreements, our key executives, including our Named Officers, have retention and indemnification agreements with Boston Scientific. In general, the retention agreements entitle key executives to a lump sum payment of three times the executive’s base salary and assumed on-plan incentive bonus (or prior year’s bonus, if higher), if either the executive’s employment is terminated (other than for cause) or his or her duties are diminished, in each event, following a change in control. The executive would also be entitled to continuation of health and other welfare benefits for three years. In addition, we would compensate the executive for any excise tax liability he or she may incur by reason of payments made under the agreement.

All stock options granted to our executive officers, including our Named Officers, under our 1992, 1995, 2000 and 2003 Long-Term Incentive Plans will become immediately exercisable in the event of a “change in control” or “Covered Transaction” as defined in each Long-Term Incentive Plan. Additionally, under certain circumstances in the event of a change in control or Covered Transaction, options granted under (i) our 1992 Long-Term Incentive Plan prior to October 31, 2001 will become immediately exercisable and the value of all outstanding stock options will be cashed out, (ii) our 1995 Long-Term Incentive Plan prior to October 31, 2001 will, unless otherwise determined by our Compensation Committee, become immediately exercisable and automatically converted into an option or other award of the surviving entity, and (iii) our 2000 Long-Term Incentive Plan prior to December 2000 will become immediately exercisable and/or converted into an option or other award of the surviving entity.

The Internal Revenue Service limits the amount of eligible earnings that can be subject to an employer match in qualified 401(k) retirement savings plans. As a result, certain of our employees are unable to take full advantage of our 6% matching contribution for their retirement savings. In June 2005, the Board authorized a non-qualified 401(k) Restoration Plan to supplement our existing 401(k) plan. The 401(k) Restoration Plan would enable our domestic employees, including our executive officers, whose base salary and commissions exceed $210,000 per year to make additional contributions for their retirement savings and to participate more fully in the 6% matching contribution, subject to an eligible earnings cap of three times the IRS statutory limit. Implementation of the 401(k) Restoration Plan was deferred as a result of recent regulations affecting deferred compensation plans.

In connection with the one-time special contribution we made to our 401(k) Retirement Savings Plan for the benefit of our employees announced in September 2004, we adopted in June of 2005 an Excess Benefit Plan. The Excess Benefit Plan is a non-qualified deferred compensation plan designed to provide specific supplemental benefits to those employees who would have exceeded the 2004 IRS contribution limits if the special contribution had been made to their 401(k) plan accounts. The Excess Benefit Plan was established to accept the “overflow” contributions on behalf of those employees, including our executive officers.

Pursuant to our Executive Allowance Plan, we provide a cash allowance to eligible employees in lieu of perquisites typically provided by other companies, such as company cars, health care costs not otherwise covered or tax planning services. Under this plan, our executive officers receive $25,000 per year and our division presidents receive $15,000 per year.

We also have an Executive Relocation Policy for our executive officers who are requested by us to move in connection with their current job and for newly hired employees who will become executive officers of Boston Scientific and who are required to move in connection with accepting a job with us. The policy covers reasonable expenses associated with the move and certain relocation services to minimize the inconvenience of moving.

James R. Tobin served as our President and Chief Executive Officer under a letter agreement until March 17, 2004. Since that time, no new employment agreement has been executed, but in January 2006, Mr. Tobin agreed to extend his tenure as our President and Chief Executive Officer and on February 28, 2006, the Board of Directors approved a Long-Term Incentive Plan for Mr. Tobin. Under this Plan, Mr. Tobin will receive an award of 250,000 deferred stock units, 50% of which will be issued on December 31, 2008 and 50% of which will be issued on December 31, 2009, if he continues to be employed by the Company on those dates.

In addition, if Mr. Tobin continues to be employed by the Company on the relevant dates, he would be eligible to receive up to 2,000,000 performance-based deferred stock units, 50% of which would be issued on December 31, 2008 in the event that shares of Boston Scientific common stock reach specified prices per share as set forth below and 50% of which would be issued on December 31, 2009 in the event that shares of Boston Scientific common stock reach specified prices per share as set forth below (units that do not vest on December 31, 2008 may vest on December 31, 2009 if the specified prices per share have been reached):

Share Performance Price	% of Restrictions that Lapse	12/31/08 Measurement Date	12/31/09 Measurement Date	Total Shares Earned
$75 and above	100%	1,000,000	1,000,000	2,000,000
$60	80%	800,000	800,000	1,600,000
$50	60%	600,000	600,000	1,200,000
$40	40%	400,000	400,000	800,000
$35	20%	200,000	200,000	400,000
Below $35	0%	0	0	0

During 2000, we provided a home improvement loan in the amount of $400,000 to Paul A. LaViolette, who is now our Chief Operating Officer. In accordance with the Sarbanes-Oxley Act of 2002, we did not modify or renew this loan and Mr. LaViolette repaid this loan in full in May 2005. We do not provide new loans to our executive officers.

In May 2005, Pete M. Nicholas, our co-founder and Chairman of the Board, and John E. Abele, our co-founder, retired as employees of Boston Scientific. In connection with their retirement:

•       Mr. Nicholas will receive an annual payment of $225,000 for life, and medical and dental coverage under our benefit policies for as long as he remains a director or “director emeritus.” We will continue to fund his existing long-term care insurance and executive life insurance. Mr. Nicholas will continue to have the use of an office at our Natick headquarters or other Boston Scientific facilities and secretarial and administrative support, on an as-needed basis. We will also make a one-time charitable donation of up to $1 million to any qualified charitable organization designated by Mr. Nicholas; and

•       Mr. Abele will receive an annual payment of $150,000 for life, and medical and dental coverage under our benefit policies for as long as he remains a director or “director emeritus.” We will continue to fund his existing long-term care insurance and executive life insurance. Mr. Abele will continue to have the use of an office at our Natick headquarters or other Boston Scientific facilities and secretarial and administrative support, on an as-needed basis. We will also make a one-time charitable donation of up to $1 million to any qualified charitable organization designated by Mr. Abele.

Mr.  Nicholas continues to serve on our Board of Directors and will receive the Chairman of the Board compensation as described above. Mr. Abele continues to serve on our Board of Directors and will receive the non-employee director compensation as described above.

On January 31, 2005, Dennis A. Ocwieja, our Senior Vice President, Regulatory Affairs and Quality, retired from Boston Scientific. In connection with his retirement, we entered into a separation agreement, which provides for a lump-sum payment (based on years of service) representing one-year’s salary ($310,248.38 less applicable payroll withholding), annual payments equal to the premium for executive life insurance (plus a gross-up amount for tax purposes) until February 2010 and the transfer of certain office equipment. In addition, we paid Mr. Ocwieja an additional $100,000 for up to 50 days of transitional and consulting services from January 31, 2005 to January 31, 2006. If we request additional services during the one-year period beginning February 1, 2006, we have agreed to pay Mr. Ocwieja $2,000 per day for those services. The agreement also provided for a general release of claims by Mr. Ocwieja, a non-competition provision and other terms and conditions customary for agreements of this nature.

In March 2005, we entered into a separation agreement with Robert G. MacLean, our Executive Vice President—Human Resources, in connection with his retirement from Boston Scientific on March 31, 2005. The terms of this agreement provided for a lump-sum payment (based on years of service) representing two-years’ salary ($760,073.08 less applicable payroll withholding), annual payments equal to the premium for executive life insurance (plus a gross-up amount for tax purposes) until 2008 and the transfer of certain office equipment. In addition, we paid Mr. MacLean an additional $100,000 for up to 50 days of transitional and consulting services for the period from March 31, 2005 to March 31, 2006. If we request additional services during the one-year period beginning April 1, 2006, we have agreed to pay Mr. MacLean $2,000 per day for these services. The agreement also provided for a general release of claims by Mr. MacLean, a non-competition provision and other terms and conditions customary for agreements of this nature.

On January 6, 2006, we entered into a separation agreement with James Taylor, Jr., our Executive Vice President, Corporate Operations, in connection with his retirement on December 31, 2005. The terms of this agreement provided for a lump sum payment of approximately $550,000, approximately $136,000 in relocation services, and annual payments equal to the premium for executive life insurance (plus a gross-up amount for tax purposes) of approximately $72,500 per year for the first seven years after his retirement and approximately $22,500 per year for the next two years thereafter, a total of approximately $552,500. In addition, we paid Mr. Taylor an additional $100,000 for up to 50 days of transitional and consulting services for the period from January 1, 2006 to January 1, 2007. If we request additional services during the one-year period beginning January 2, 2007, we have agreed to pay Mr. Taylor $2,000 per day for these services. The agreement also provided for a general release of claims by Mr. Taylor, a non-competition provision and other terms and conditions customary for agreements of this nature. In addition, during 2005 Mr. Taylor received a special bonus of $550,000. In tribute to Mr. Taylor, the Board of Directors authorized Boston Scientific to make a donation of $100,000 to an independent charitable foundation to be formed by Mr. Taylor to grant scholarships to African-American high school students to attend college.

In May 2005, we issued Lucia Quinn, our Executive Vice President-Human Resources, 30,000 deferred stock units which vest in equal annual installments over three years beginning on May 31, 2006, the first anniversary of the award. If Ms. Quinn leaves Boston Scientific for any reason (other than her termination for cause), the restrictions on those deferred stock units would automatically lapse and we would be obligated to issue Ms. Quinn all of the shares issuable to her under this grant.

REPORT ON EXECUTIVE COMPENSATION FOR 2005 OF THE EXECUTIVE
COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Executive Compensation and Human Resources Committee (the Compensation Committee) determines the compensation of the Company’s executive officers and oversees the Company’s executive compensation programs. Each member of the Committee has been determined by the Board of Directors to be independent. The Committee’s charter can be found on the Company’s website at www.bostonscientific.com.

What is the Company’s executive compensation philosophy?

The Company’s executive compensation philosophy is to pay executives performance-oriented compensation determined by reference to the market in which the Company competes for talent. Executive compensation is determined by the Company’s performance as well as the individual executive’s contribution to that performance. The Company’s compensation programs are designed to motivate, reward and retain executive talent of the caliber necessary to achieve the Company’s long-term strategic goals, incentivize executives to provide long-term growth opportunities for the Company’s stockholders and align executives’ long-term interests with those of the Company’s stockholders.

The Company’s executives are principally compensated through base salary, performance-based annual bonuses and periodic long-term option or restricted stock grants. This three-part compensation approach enables the Company to remain competitive with its industry peers while ensuring that executive officers are appropriately incentivized to deliver short-term results while creating sustainable long-term stockholder value. The Compensation Committee has chosen to put a significant portion of each executive’s pay at risk, contingent upon the achievement of certain targets consistent with the Company’s strategic plan and with targets typically established by other high performing organizations with which the Company competes.

In evaluating and establishing rates of base, bonus and long-term incentive pay, the Compensation Committee has periodically sought the assistance of external compensation consultants who, among other things, have assembled information concerning compensation levels and philosophies adopted by companies in the same market for executive talent. In particular, these external consultants have compared the Company’s total compensation program, which includes base salary, annual bonus pay, and long-term performance incentives, with programs offered by other companies of comparable size and employee populations in the medical device, high technology and biotechnology businesses. The consultants have also looked at compensation levels and programs established by general industrial companies with similar corporate revenues. We set our fiscal 2005 executive compensation levels and targets giving due consideration to these comparisons and the size and complexity of the Company’s business.

This Committee has reviewed the elements of the compensation of the Company’s Chief Executive Officer and each of the Named Officers, including salary, bonus, long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value of key perquisites and other personal benefits, and the terms of executive severance and change of control arrangements. Based on this review and in light of all of the circumstances, this Committee has determined the Chief Executive Officer’s and the other Named Officers’ total compensation to be reasonable.

Executive Base Salary for 2005.

We base the salaries paid to our executive officers (other than the Chief Executive Officer) upon the recommendations of the Chief Executive Officer presented to this Committee for approval or modification. In general, the Compensation Committee sets base salaries at levels consistent with the average rate paid for equivalent positions by the Company’s competitors. In addition, this Committee considers each executive’s current and prior year salary and the executive’s actual performance compared to the goals and objectives established for the executive at the beginning of the year. To remain competitive in the industry and to acknowledge individual officers’ contributions and objectives, the Committee approved competitive base salary increases for executive officers for 2005, as recommended by the Chief Executive Officer.

Performance-Based Annual Bonus for 2005.

The Company’s Performance Incentive Plan for all salaried personnel seeks to provide pay for performance by linking bonus awards to both Company and individual performance through a range of award opportunities which depend upon the level of achievement of quarterly Company and individual objectives. The Compensation Committee measures corporate achievement on a quarterly basis against sales and profitability goals through a matrix of revenue and net income objectives to create a range of bonus award opportunities. The Compensation Committee measures individual achievement for an executive officer by comparing the actual performance of the executive to the goals and objectives established for the executive at the beginning of the year. Generally, annual bonus pay at the executive level is weighted toward overall corporate performance in accordance with the Committee’s belief that a principal function of executive personnel is to increase overall stockholder value. In general, actual bonus amounts of executive officers in 2005 fell below targeted payout levels as corporate performance fell below the pre-established objectives.

Long-Term Incentive Grants in 2005.

The Company’s broad-based stock option and deferred stock unit award program is intended to attract, retain and motivate key employees for the long-term. The Company has sought to coordinate and strengthen its stock incentive program in light of its history of acquisitions and mergers to eliminate inconsistencies among the various programs previously in place at acquired companies and to establish common objectives for all eligible employees. The Compensation Committee has approved, upon management recommendation, non-qualified stock option and deferred stock unit awards to eligible employees within the organization and across businesses in amounts appropriate for each individual’s level of responsibility and ability to affect the achievement of overall corporate objectives. Options are typically granted at fair market value as of the date of grant and vest over a period of three to five years. They are exercisable until the tenth anniversary of the date of grant or until the expiration of various limited time periods following termination of employment. Executive officers are prohibited from paying the exercise price for their options with promissory notes or other payment forms prohibited by the Sarbanes-Oxley Act of 2002. Deferred stock unit awards represent our commitment to issue shares to recipients after a vesting period. These awards typically vest in four equal annual installments beginning with the second anniversary of the date of grant. Upon each vesting date, the deferred stock units become unforfeitable and shares of our common stock are issued to the recipient.

In July 2005, the Compensation Committee approved special accelerated equity incentive awards to aid in the retention of certain members of the Company’s Executive Committee and senior management, excluding the Chief Executive Officer. Executive Committee members (other than the Chief Executive Officer) received (i) an option to purchase a specified number of shares of Company common stock at a fixed price on the date of grant, vesting in annual installments over five years beginning on July 1, 2007, the second anniversary of the date of grant, and (ii) a deferred stock unit award for a specified number of shares of Company common stock to be issued in five equal annual installments beginning on July 1, 2007, the second anniversary of the date of grant. Participants must remain an employee of the Company through each vesting date to earn the award.  Because of this mid-year grant, the Compensation Committee did not make year-end grants of stock incentive awards to executive officers as is our customary practice.

How was the Company’s Chief Executive Officer Compensated  in 2005?

Mr. Tobin was appointed President and Chief Executive Officer in March 1999. Pursuant to his employment agreement, Mr. Tobin’s 1999 base salary, $700,000, was set at a level consistent with the Company’s historical compensation practices. Since then, the Compensation Committee has approved moderate increases in Mr. Tobin’s salary. In 2005, Mr. Tobin’s base salary was $900,073. In addition, Mr. Tobin participates in the Company’s Performance Incentive Plan. Mr. Tobin’s actual bonus amount in 2005 fell below his targeted payout amount. In 2005, Mr. Tobin’s bonus was $607,549. In determining the level of the award, the Compensation Committee considered whether the Company had met or exceeded quarterly sales and earnings targets, the performance of the TAXUS® stent system, the Company’s product development initiatives and business integrations, as well as other matters. Mr. Tobin participated in the Company’s stock incentive program during 2004. As part of his 2004 incentive, Mr. Tobin was granted, in January 2005, an option to purchase 225,000 shares of Company common stock. The shares vest over a period of four years in equal annual installments beginning with the first anniversary of the date of grant and expire in ten years. Mr. Tobin did not receive a stock incentive award for 2005. In February 2006, Mr. Tobin agreed to extend his tenure as our President and Chief Executive Officer and was granted a Long-Term Incentive Plan. Under this Plan, Mr. Tobin will receive an award of 250,000 deferred stock units, which will vest over time, and up to 2,000,000 performance-based deferred stock units, which will become issuable in the event that shares of Boston Scientific’s common stock reach specified prices per share over time, each as more fully described on page 31 of this Proxy Statement.

How is the Company addressing Internal Revenue Code Limits on Deductibility of Compensation?

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation’s chief executive officer and the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Generally, the Company has structured performance-based components of the compensation paid to its executive officers in a manner intended to satisfy these requirements without negatively affecting the Company’s overall compensation strategy. The Company’s 2000 and 2003 Long-Term Incentive Plans incorporate provisions intended to comply with Section 162(m) of the Code. For 2005, the Company elected to implement the compensation and performance bonus awards described above taking into account the limitations imposed by Section 162(m) but without specific attempts to comply with the statute.

This Report on Executive Compensation does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing with the SEC, except to the extent that the Company specifically incorporates this Report by reference into another Company  filing.

Members of the Executive Compensation and Human Resources Committee during 2005

WARREN B. RUDMAN, Chairman
URSULA M. BURNS
RAY J. GROVES

Compensation Committee Interlocks and Insider Participation

The members of our Executive Compensation and Human Resources Committee during 2005 were Warren B. Rudman, Ursula M. Burns and Ray J. Groves. None of these Committee members has ever been an officer or employee of the Company. To our knowledge, there were no other relationships involving members of the Compensation Committee or our other directors which require disclosure in this Proxy Statement as a Compensation Committee interlock.

REPORT FOR 2005 OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and has other responsibilities set forth in the Audit Committee Charter, which can be found on the Company’s website at www.bostonscientific.com. Management has the primary responsibility for the Company’s financial statements and reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the independent auditors with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1) and considered the compatibility of non-audit services with the auditors’ independence.

The Committee discussed with the Company’s internal auditors and independent auditors the overall scope and plans for their respective audits. The Committee meets at least quarterly with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Committee approved the audited financial statements and the members of the Board of Directors agreed that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 which has been filed with the Securities and Exchange Commission. The Committee has also approved the selection of Ernst & Young LLP as the Company’s independent auditors for 2006.

This Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing with the Securities and Exchange Commission, except to the extent that the Company specifically incorporates this Report by reference into another Company filing.

Members of the Audit Committee during 2005

JOEL L. FLEISHMAN, Chairman	MARYE ANNE FOX
ERNEST MARIO	JOHN E. PEPPER
UWE E. REINHARDT

STOCK PERFORMANCE GRAPH

The graph below compares the five-year total return to stockholders on our common stock with the return of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Healthcare Equipment Index. The graph assumes $100 was invested in our common stock and in each of the named indices on January 1, 2001 and that all dividends were reinvested.

	Dec. 00	Dec. 01	Dec. 02	Dec. 03	Dec. 04	Dec. 05
Boston Scientific Corporation	$100.00	$176.22	$310.65	$537.13	$519.45	$357.84
Healthcare Equipment Index	$100.00	$94.93	$82.91	$109.49	$123.31	$123.38
S&P 500 Index	$100.00	$88.11	$68.64	$88.33	$97.94	$102.75

Proposal 3: Ratification of Appointment of Independent Auditors.

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent auditors for its fiscal year ending December 31, 2006. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of the Company’s independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. In making its determinations regarding whether to appoint or retain a particular firm of independent auditors, the Audit Committee takes into account the views of management and our internal auditors, and will take into account the vote of our stockholders with respect to the ratification of the selection of our independent auditors.

During 2005, Ernst & Young LLP served as our independent auditors and also provided certain tax and other audit-related services. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and respond to appropriate questions and, if they desire, make a statement.

The Board recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for the 2006 fiscal year.

What were the fees billed during 2004 and 2005 by Ernst & Young LLP for services provided to the Company?

Type of fees	2004	2005
Audit Fees(1)	$3,354,000	$3,989,000
Audit-Related Fees(2)	$358,000	$314,000
Tax Fees(3)	$1,097,000	$902,000
All Other Fees(4)	$38,000	$38,000
Total	$4,847,000	$5,243,000

(1)          Audit fees are fees for professional services rendered in connection with our annual audit, internal control reporting, statutory filings and registration statements.

(2)          Audit-related fees are fees for services related to assistance with internal control reporting, acquisition due diligence, employee benefit plan audits, accounting consultation and compliance with regulatory requirements.

(3)          Tax fees are fees for tax services related to tax compliance, tax planning and tax advice.

(4)          All other fees are fees for office rent in a foreign jurisdiction.

What is the Audit Committee’s pre-approval policy?

It is the Audit Committee’s policy to approve in advance the types and amounts of audit, audit-related, tax and any other services to be provided by our independent auditors. In situations where it is not possible to obtain full Audit Committee approval, the Committee has delegated authority to the Chairman of the Audit Committee to grant pre-approval of auditing, audit-related, tax and all other services. Any pre-approved decisions by the Chairman are required to be reviewed with the Audit Committee at its next scheduled meeting. The Audit Committee has approved all of Ernst and Young LLP’s services for 2004 and 2005 and, in doing so has considered whether the provision of such service is compatible with maintaining independence.

Proposal 4: 2006 Global Employee Stock Ownership Plan

We offer eligible employees the opportunity to purchase common stock on a regular basis, through payroll deduction, under our existing Global Employee Stock Ownership Plan (GESOP). The purpose of the GESOP is to encourage ownership of common stock by employees of Boston Scientific and related corporations. The GESOP is intended to be an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the Code).

Due to increasing employee participation in the GESOP, we have almost exhausted the shares reserved for issuance under the current GESOP. In addition, the existing GESOP will expire by its terms in October 2007. Management has expressed its desire to continue to offer the GESOP to our employees resident in the United States as well to those employees resident outside of the United States (through the GESOP’s International Program). The GESOP International Program provides for implementation of the plan in most international jurisdictions through the use of a fiduciary. Accordingly, our Board of Directors has approved a new GESOP and GESOP International Program (the 2006 GESOP) to be established with terms substantially similar to the existing GESOP and GESOP International Program, with 20 million shares available for issuance under the 2006 GESOP. We believe that continuing to offer employees an opportunity to purchase shares of our common stock helps to align employee and shareholder interests, and supports a corporate value of recognizing and rewarding excellence by sharing Company success with our employees who help us achieve that success. You will be asked to approve the 2006 GESOP at this Annual Meeting.

Set forth below is a summary of certain provisions of the GESOP and a brief and general description of the U.S. Federal income tax treatment applicable to the purchase of our common stock under the new GESOP. Applicable tax treatment for eligible employees outside the United States is generally subject to the laws, rules and regulations of the taxing authorities in local jurisdictions.

Term.   The 2006 GESOP has a term of ten years commencing July 1, 2006. No opportunity to purchase the Company’s common stock under the 2006 GESOP may be granted on or after July 1, 2016, but prior grants may extend beyond that date.

Administration.   The 2006 GESOP will be administered by the Executive Compensation and Human Resources Committee of our Board of Directors (the Compensation Committee). The current members of the Compensation Committee are Warren B. Rudman, Chairman, Ursula M. Burns and Ray J. Groves, and after the closing of the Guidant merger, will include Kristina M. Johnson. The Compensation Committee has the authority and discretion, among other things, to interpret the 2006 GESOP, prescribe, amend and rescind rules and regulations relating to the 2006 GESOP, resolve disputes arising under the 2006 GESOP, determine which and when related corporations may participate in the 2006 GESOP, determine the terms under which shares of Company common stock may be purchased under the 2006 GESOP, and make all other determinations necessary or advisable for the administration of the 2006 GESOP. The Compensation Committee has delegated its authority, responsibility and discretion to administer the day-to-day operation of the 2006 GESOP to certain of our executive officers and employees.

Eligibility.   Generally, employees who have properly completed a membership agreement and are customarily employed by and regularly scheduled to work for the Company, or those of its related corporations designated by the Compensation Committee, for more than twenty hours per week will be eligible to purchase Company common stock under the 2006 GESOP. No rights to purchase Company common stock will be granted to any employee, however, if, after the grant of the right to purchase Company common stock and all other grants under the 2006 GESOP and any other stock purchase plan of the Company or its related corporations, the employee would own common stock constituting five percent (5%) or more of the total voting power or value of the Company’s common stock, or if that grant would result in the employee’s accruing rights in a calendar year to purchase more than $25,000 in value of

Company common stock under the 2006 GESOP and any other stock purchase plan of the Company or its related corporations. The Compensation Committee may establish additional limitations for accounting (or any other reasons) on the number of shares of Company common stock available for purchase by eligible employees from time to time or with respect to one or more Offering Periods (as described below).

Offering Periods.   The 2006 GESOP generally provides for six-month periods (Offering Periods), to be designated by the Compensation Committee, during which payroll deductions will be accumulated under the 2006 GESOP. Each Offering Period shall commence on the first business date (the Commencement Date) coincident with or next following the applicable entry date designated by the Compensation Committee as the beginning of an Offering Period (typically, the first business day of the first and third calendar quarters of a calendar year), and generally shall conclude on the last business day of the sixth calendar month ending after the Commencement Date.

On the first day of each Offering Period, subject to the terms of the 2006 GESOP, the Company will grant to each eligible employee who is then a participant in the 2006 GESOP an option to purchase on the last day of that Offering Period at the Option Price (as defined below) that number of shares of Company common stock reserved under the 2006 GESOP as the employee’s accumulated payroll deductions on the last day of the Offering Period will pay for at the Option Price. The “Option Price” for each Offering Period is equal to

•        the lesser of (i) 85% of the fair market value per share of the Company’s common stock on the first business day of the Offering Period, or (ii) 85% of the fair market value per share of the Company’s common stock on the last business day of the Offering Period, if the common stock is acquired from the Company, or

•        85% of the actual purchase price per share of the Company’s common stock if purchased on the New York Stock Exchange.

On April 5, 2006, the closing price of a share of the Company’s common stock on the New York Stock Exchange was $21.69.

Options.   Options granted under the 2006 GESOP are not transferable and, during the lifetime of the optionee, may not be exercised by anyone other than the optionee. All unexercised rights to purchase shares will terminate upon termination of employment of an optionee, and any accumulated payroll deductions of the optionee will be refunded in cash.

Amendments.   The Board of Directors may terminate or amend the 2006 GESOP at any time; provided, however, that the Board of Directors may not, without approval by the stockholders of the Company in a manner satisfying the requirements of Section 423 of the Code, increase the maximum number of shares of Company common stock available for purchase under the 2006 GESOP. In addition, no termination or amendment of the 2006 GESOP may adversely affect the rights of an optionee in the reasonable discretion of the Compensation Committee with respect to any option held as of the date of such termination or amendment without the optionee’s consent.

Transfer Restrictions.   Under the terms of the 2006 GESOP, shares of Company common stock purchased under the 2006 GESOP may not be assigned, transferred, pledged, or otherwise disposed of, except by will or under the laws of descent or distribution, until the date which is three months after the last day of the Offering Period in which they were purchased.

Federal Tax Treatment of Options under Stock Purchase GESOP.   The 2006 GESOP is intended to qualify as an “employee stock purchase plan” as defined under Section 423 of the Code. Under the applicable Code provision, an employee subject to United States taxation will recognize no federal income tax upon either the grant or exercise of an option granted under the 2006 GESOP. If the employee subject to United States taxation sells or otherwise disposes of shares of common stock purchased under the 2006

GESOP within two years after the date the applicable option was granted, or within one year after the date such option was exercised, the employee will be taxed at ordinary income rates on an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time the option was exercised and the Company will be entitled to a deduction of an equivalent amount. The difference between the amount received on the disposition of the shares and the employee’s tax basis in the shares, as adjusted to reflect the amount taxed as ordinary income, will be recognized as a capital gain or loss.

If an employee sells or disposes of shares more than two years after the applicable option was granted, and more than one year after the option was exercised, the employee will be taxed at ordinary income rates on the amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of the disposition over the exercise price or (ii) fifteen percent (15%) of the fair market value of the shares at the time the option was granted, and the Company will not be entitled to a corresponding deduction. The difference between the amount realized on the disposition of the shares and the optionee’s tax basis in the shares (as adjusted by the amount of ordinary income recognized) will be recognized as a capital gain.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present or represented at this meeting is required to adopt the 2006 GESOP.

A copy of the Boston Scientific Corporation 2006 Global Employee Stock Ownership Plan is attached to this Proxy Statement as Appendix A.

Awards Previously Granted Under the Plan

The following table sets forth information as of March 1, 2006, with respect to purchases under our current GESOP for the fiscal year ending December 31, 2005 by (i) each of our chief executive officer and the Named Officers, (ii) all of our current executive officers a group, and (iii) all of our employees, excluding executive officers, as a group. Our non-employee directors are not eligible to participate in the GESOP.

Name and Position	Shares Purchased Under the GESOP
James R. Tobin	0
President and Chief Executive Officer
Paul A. LaViolette	729
Chief Operating Officer
Lawrence C. Best	729
Executive Vice President—Finance & Administration and Chief Financial Officer
Paul W. Sandman	729
Executive Vice President, Secretary and General Counsel
Fredericus A. Colen	0
Executive Vice President and Chief Technology Officer
All executive officers as a group (14 persons)	4703	*
All employees of the Company, excluding executive officers (approximately 5,700 participating employees)	1,439,327

*                    Total includes GESOP participation by James H. Taylor, Jr., our former Executive Vice President, Corporate Operations, until his retirement on December 31, 2005.

The Board of Directors recommends that you vote “FOR” the 2006 Global Employee Stock Ownership Plan, and your proxy will be so voted unless you specify otherwise.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and persons holding more than 10% of our common stock are required to report their ownership of our common stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to report any failure to file by these dates during 2005. To the best of our knowledge, all of these filing requirements were timely satisfied by our directors, executive officers and 10% stockholders with the exception of the following Form 4s filed late due to our administrative oversight: (i) one late Form 4 on behalf of Mr. Pucel and Dr. Russell reporting the withholding of restricted stock on January 3, 2005 to satisfy tax obligations upon vesting of a previously granted award, (ii) one late Form 4 on behalf of Mr. Ocwieja reporting a stock option grant on January 3, 2005, and (iii) one late Form 4 for each of Ms. Burns, Dr. Fox, Mr. Groves, Dr. Mario, Mr. N.J. Nicholas, Jr. and Sen. Rudman reporting the acquisition of stock equivalent units earned in connection with their directors’ fees and participation in our Deferred Compensation Program. In making these statements, we have relied upon the written representations of our directors, executive officers and 10% stockholders and copies of their reports that have been filed with the SEC.

STOCKHOLDER PROPOSALS

In accordance with SEC regulations, in order to be considered for inclusion in next year’s proxy statement, stockholder proposals and director recommendations or nominations for the 2007 Annual Meeting of Stockholders must be received on or before December 8, 2006. Please address your proposals to our Secretary at Boston Scientific Corporation, One Boston Scientific Place, Natick, Massachusetts 01760-1537. Proposals must satisfy the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934.

HOUSEHOLDING

Applicable rules permit us and brokerage firms to send one annual report and proxy statement to multiple stockholders who share the same address under certain circumstances. This practice is known as “householding.” If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event that you wish to revoke a “householding” consent you previously provided to a broker, you must contact that broker to revoke your consent. If you are eligible for householding and you currently receive multiple copies of our annual report and proxy statement but you wish to receive only one copy of each of these documents for your household, please contact our transfer agent by mail at Mellon Investor Services LLC, Proxy Processing, P.O. Box 3510, South Hackensack, New Jersey 07606-9210, by telephone at (800) 898-6713, or by using their website  at www.melloninvestor.com.

If you wish to receive a separate proxy for the 2006 Annual Meeting or a 2005 Annual Report, you may find these materials on our website, www.bostonscientific.com, or you may request printed copies free of charge by contacting Investor Relations, Boston Scientific Corporation, One Boston Scientific Place, Natick, MA 01760-1537 or by calling (508) 650-8555.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K IS AVAILABLE FREE OF CHARGE THROUGH OUR WEBSITE AT WWW.BOSTONSCIENTIFIC.COM OR BY REQUESTING IT IN WRITING FROM: BOSTON SCIENTIFIC CORPORATION, ATTN: INVESTOR RELATIONS, ONE BOSTON SCIENTIFIC PLACE, NATICK, MASSACHUSETTS 01760-1537.

Appendix A

BOSTON SCIENTIFIC CORPORATION

2006 GLOBAL EMPLOYEE STOCK OWNERSHIP PLAN

(U.S. PLAN DOCUMENT)

1.     Purpose. The purpose of the Boston Scientific Corporation 2006 Global Employee Stock Ownership Plan (the “Plan”) is to encourage ownership of common stock by employees of Boston Scientific Corporation and its Related Corporations and to provide additional incentives for such employees to promote the success of the business of the Company and its Related Corporations. The Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended.

2.     Definitions. As used in this Plan, the following terms shall have the meanings set forth below:

(a)    “Beneficiary” means the person designated as beneficiary in the Optionee’s Enrollment Agreement or, if no such beneficiary is named or no such Enrollment Agreement is in effect at the Optionee’s death, his or her beneficiary as determined under the provisions of the Company’s program of life insurance for employees.

(b)   “Board” means the Board of Directors of the Company.

(c)    “Code” means the Internal Revenue Code of 1986, as amended, or any statute successor thereto, and any regulations issued from time to time thereunder.

(d)   “Committee” means a committee of the Board appointed to administer the Plan in accordance with Section 4, consisting of not less than two directors of the Company who are not employees of the Company or any Related Corporation, each appointed by the Board from time to time to serve at its pleasure for the purpose of carrying out the responsibilities of the Committee under the Plan, and such officers or employees of the Company or a Participating Employee designated by the Committee to administer the operation of the Plan. For any period during which no Committee is in existence, all authority and responsibility assigned the Committee under this Plan shall be exercised, if at all, by the Board.

(e)    “Company” means Boston Scientific Corporation, a Delaware corporation (or any successor corporation).

(f)    “Compensation” means the total salary or wages or other taxable compensation (such as bonus payments, commissions, short-term disability payments and wage or salary substitution payments) paid by a Participating Employer to the Optionee during active employment (including approved paid leaves of absences) as of a particular pay date, exclusive of expense reimbursement, relocation allowances, tuition reimbursement, adoption assistance benefits, earnings related to stock options or other equity incentives, and post-employment payments that may be computed from eligible compensation, such as severance benefits, salary continuation after termination of Service, redundancy pay, or termination indemnities.

(g)    “Effective Date” means the first business day that the Employees of a Participating Employer may participate in the Plan, as determined by the Committee in its sole discretion.

(h)   “Eligible Employee” means an Employee who is eligible under the provisions of Section 7 to be granted an Option as of the first day of an Offering Period.

(i)    “Employee” means an individual who is regularly scheduled to perform services for a Participating Employer for a continuous, indefinite period of time.

(j)     “Entry Date” means, with respect to an Eligible Employee working for a Participating Employer, (1) the Effective Date for that Employee, (2) following the Effective Date, the first business day of each first and third calendar quarter of a calendar year, or (3) such other date as the Committee may determine. For an Eligible Employee of any affiliate of the Company who transfers to the permanent employment of a Participating Employer, the “Entry Date” means the start of the first practicable business day following the transfer, as determined by the Committee, in accordance with the policies and procedures of the Participating Employer.

(k)   “Fair Market Value” means, with respect to Stock on a given date, the closing price of the Stock as reported in The Wall Street Journal for such date.

(l)    “Investment Date” means, with respect to an Offering Period, (1) the next following business day after the Offering Termination Date, (2) the last business day of the next following calendar month, if Stock is in fact purchased on the New York Stock Exchange, or (3) such other date designated by the Committee.

(m)  “Enrollment Agreement” means an agreement described in Section 8.2, in such form as may be approved by the Committee from time to time, whereby an Optionee authorizes a Participating Employer to withhold payroll deductions from his or her Compensation.

(n)   “Offering Period” means the period beginning, as determined by the Committee, on (1) the first business day coincident with or next following an Entry Date or (2) the first business day of the first and third calendar quarters of a calendar year (the “Offering Commencement Date”) and ending on the last business day of the second and fourth calendar quarters of a calendar year (the “Offering Termination Date”) or other six (6) month periods established by the Committee.

(o)   “Option” means an option to purchase shares of Stock granted under the Plan.

(p)   “Optionee” means an Eligible Employee to whom an Option is granted.

(q)   “Option Shares” means shares of Stock subject to an Option.

(r)    “Participating Employer” means the Company or any Related Corporation designated by the Committee to participate in the Plan as of an Entry Date.

(s)    “Plan” means this Boston Scientific Corporation 2006 Global Employee Stock Ownership Plan as set forth herein and as it may be amended from time to time.

(t)    “Related Corporation” means the Company and every U.S. corporation which is:  (i) a direct or indirect eighty percent (80%) or more-owned subsidiary of the Company; or (ii) a direct or indirect fifty percent (50%) or more-owned subsidiary of the Company designated by the Committee.

(u)   “Service” means, as determined by the Participating Employer, continuous regular employment by an individual with the Company or one of the Related Corporations, including any approved leaves of absence.

(v)    “Stock” means the common stock, $.01 par value per share, of the Company.

3.     Term of the Plan. After its adoption by the Board, the Plan shall become effective on July 1, 2006; provided, however, that the Plan shall be null and void if the Company’s shareholders do not approve the Plan within twelve (12) months before or after the date on which the Board adopts the Plan. No Option shall be granted under the Plan on or after July 1, 2016, but Options theretofore granted may extend beyond that date.

4.     Administration. The Plan shall be administered by the Committee, which shall have the authority and discretion to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to resolve all disputes arising under the Plan, to determine which Related Corporations shall become

Participating Employers and as of what dates, to determine the terms of Options granted under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any determination of the Committee shall be final and binding upon all persons having or claiming any interest under the Plan or under any Option granted pursuant to the Plan. The Committee shall have the express authority to delegate certain administrative responsibilities to other parties. Notwithstanding any other provision of the Plan to the contrary, the Committee may use telephonic media, electronic media, or other technology, including the Company’s website and the internet, in administering the Plan to the extent not prohibited by applicable law.

5.     Amendment and Termination. The Board may terminate or amend the Plan at any time and from time to time; provided, however, that the Board may not, without approval of the shareholders of the Company in a manner satisfying the requirements of Section 423 of the Code, increase the maximum number of shares of Stock available for purchase under the Plan. No termination of or amendment of the Plan may adversely affect the rights of an Optionee in the reasonable discretion of the Committee with respect to any Option held by the Optionee as of the date of such termination or amendment without the Optionee’s consent.

6.     Shares of Stock Subject to the Plan. No more than an aggregate of 20 million shares of Stock may be issued or delivered pursuant to the exercise of Options granted under the Plan. Shares to be delivered upon the exercise of Options may be either shares of Stock which are authorized but unissued or shares of Stock held by the Company in its treasury or shares of Stock purchased on the open market by the Company for issuance under this Plan. If an Option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to the Option shall become available for other Options granted under the Plan. The Company shall, at all times during which Options are outstanding, reserve and keep available shares of Stock sufficient to satisfy such Options, and shall pay all fees and expenses incurred by the Company in connection therewith. In the event of any capital change in the outstanding Stock as contemplated by Section 8.9, the number and kind of shares of Stock reserved and kept available by the Company shall be appropriately adjusted.

7.     Eligibility. Each Employee of a Participating Employer shall be granted an Option on the first day of each Offering Period coincident with or next following the date on which such Employee meets all of the following requirements:

(a)    The Employee is customarily employed by a Participating Employer for twenty (20) hours or more per week;

(b)   The Employee will not, after grant of the Option, own stock possessing five (5) or more percent of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this paragraph (b), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of the Employee, and stock which the Employee may purchase under outstanding options shall be treated as stock owned by the Employee; and

(c)    The Employee has properly completed an Enrollment Agreement electing to participate in the Plan as described in Section 8.2.

An Employee who meets all of the foregoing requirements is referred to as an “Eligible Employee.”

8.     Terms and Conditions of Options.

8.1   General. All Options granted to Eligible Employees shall comply with the terms and conditions set forth in Sections 8.1 through 8.10. Subject to Sections 8.2(d) and 8.8, each such Option shall entitle the Optionee to purchase that number of whole shares calculated in accordance with Sections 8.1 through 8.10 or such lesser number or value of shares established by the Committee as an additional limitation on the maximum number of Option Shares available under an Option.

8.2   Enrollment Agreement/Payroll Deductions.

(a)    An Eligible Employee may elect to purchase shares of Stock under his or her Option during an Offering Period by completing and submitting an Enrollment Agreement, in accordance with such procedures as set forth by the Committee, no later than ten (10) business days prior to the first day of an Offering Period. The Enrollment Agreement shall indicate the percentage of the Eligible Employee’s Compensation (from 1% through 10%, in multiples of 1%) that the Eligible Employee elects to be withheld on pay dates occurring during the Offering Period.

(b)   After the commencement of the Offering Period, no Eligible Employee shall be permitted to change the percentage of Compensation elected to be withheld during that Offering Period. However, the Eligible Employee may elect to discontinue his or her payroll deductions at any time during an Offering Period and withdraw them by submitting a request, in accordance with such procedures as set forth by the Committee, no later than ten (10) business days prior to the last day of the Offering Period. The change will be effective as of the first pay date occurring as soon as practicable after the Eligible Employee’s request has been received. As soon as practicable following receipt of the Eligible Employee’s request, the Eligible Employee shall receive a distribution of the accumulated payroll deductions, without interest.

(c)    Any Enrollment Agreement in effect for an Offering Period shall remain in effect as to any subsequent Offering Period unless revoked by the submission of a request to discontinue payroll deductions for that Offering Period or modified by submission of a new Enrollment Agreement, or until the Optionee’s termination of Service for any reason.

(d)   Notwithstanding the provisions of this Section 8, an Eligible Employee may not be granted an Option if the Eligible Employee’s rights to purchase Stock under all employee stock purchase plans (as defined in Section 423(b) of the Code) of the Company and its Related Corporations accrue at a rate which exceeds $25,000 of Fair Market Value of the Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The accrual of rights to purchase Stock shall be determined in accordance with Section 423(b)(8) of the Code.

(e)    An Optionee may purchase Stock under the Plan only by payroll deduction. An Optionee may not make payroll deductions under the Plan for any period or periods after his or her termination of Service, even if he or she is then being paid salary continuation, severance benefits or other similar forms of compensation.

8.3   Purchase Price. The purchase price of Option Shares shall be the lesser of:  (a) eighty-five percent (85%) of the Fair Market Value of the Stock on the Offering Commencement Date; or (b) (whichever is applicable) eighty-five percent (85%) of the Fair Market Value of the Stock on the Offering Termination Date, if the Stock is acquired from the Company; or (2) eighty-five percent (85%) of the actual purchase price for such Stock on the Investment Date, if the Stock is, in fact, purchased on the New York Stock Exchange.

8.4   Exercise of Options. To the extent practicable, all of the Optionee’s payroll deductions accumulated during the Offering Period will be applied to purchase Option Shares on the Investment Date. On such date, and provided the Optionee is in-Service on the last day of the Offering Period, the Optionee shall purchase the number of whole shares purchasable by his or her accumulated payroll deductions during the Offering Period, or, if less, the maximum number of shares subject to the Option as provided in Section 8.1, provided that if the total number of shares which all Optionees elect to purchase, together with any shares already purchased under the Plan, exceeds the total number of shares which may be purchased under the Plan pursuant to Section 6, the number of shares which each Optionee is permitted to purchase shall be decreased pro rata based on the Optionee’s accumulated payroll deductions in relation to all accumulated payroll deductions currently being withheld under the Plan.

Accumulated payroll deductions, to the extent in excess of the aggregate purchase price of the shares purchased by the Optionee on an Investment Date or in excess of the $25,000 limit described in Section 8.2(d), shall be applied for the next Offering Period. At the request of the Optionee, following an Employee’s withdrawal from the Plan, an Employee’s termination of Service or as may be required by law, the excess payroll deductions shall be refunded to the Optionee, without interest, as soon as practicable.

8.5   Delivery of Stock.

(a)    Except as provided below, as soon as administratively practicable after the Investment Date, the Company shall deliver or cause to be delivered to the Optionee a certificate or certificates for the number of whole shares purchased by the Optionee for that Offering Period. A Stock certificate representing the number of shares purchased will be issued in the Optionee’s name only, or if the Optionee so requests in writing, not later than the last day of the Offering Period, in the name of the Optionee and another person of legal age as joint tenants with rights of survivorship. If any law or applicable regulation of the Securities Exchange Commission or other body having jurisdiction shall require that the Company or the Optionee take any action in connection with the shares being purchased under the Option, delivery of the certificate or certificates for such shares shall be postponed until the necessary action shall have been completed, which action shall be taken by the Company at its own expense, without unreasonable delay.

(b)   Notwithstanding the foregoing, in the event that shares are subject to a transferability restriction established by the Committee, as provided in Section 8.6(b), the Company may elect to hold for the benefit of the Optionee any shares otherwise to be delivered to the Optionee pursuant to this Section 8.5, or to deliver the same to such agents, trustees and fiduciaries for the benefit of the Optionee as the Company may elect, for the period transfer of such shares is limited by this Plan, if any, (and thereafter, until the Optionee requests delivery of such stock in writing). In that event, the Optionee shall have all of the rights of a shareholder in the shares so held by the Company or its agent, except as limited by the restriction on transferability, from and after the issuance of the same and the Company or its agent, except as limited by the restriction on transferability, if any, from and after the issuance of the same and the Company or its agent shall adopt reasonable procedures to enable the Optionee to exercise such rights. In the event of the Optionee’s death while any shares are so held, such shares shall be delivered to the Optionee’s Beneficiary promptly following the Committee’s receipt of evidence satisfactory to the Committee of the Optionee’s death.

(c)    In lieu of issuing Stock certificates, the Committee may establish electronic book entry procedures (such as DWAC) to record an Optionee’s Stock acquired under the Plan. Notwithstanding, the Optionee shall always have the right to request issuance of a Stock certificate to evidence all or any number of whole shares of Stock he or she has purchased under the Plan. The Optionee shall pay all costs associated with issuing the Stock certificate or certificates described in this Section 8.5.

8.6   Restrictions on Transfer.

(a)    Options may not be assigned, transferred, pledged or otherwise disposed of. An Option may not be exercised by anyone other than the Optionee during the lifetime of the Optionee.

(b)   Except as otherwise determined by the Committee, Stock acquired by exercise of an Option hereunder may not be assigned, transferred, pledged or otherwise disposed of, except by will or under the laws of descent and distribution, until the date which is three (3) months after the last day of the Offering Period as of which such shares were acquired (or the date of the death of the Optionee, if earlier), but thereafter may be sold or otherwise transferred without restriction. The Optionee shall agree in the Enrollment Agreement to notify the Company of any transfer of the Option Shares within two (2) years of the first day of the Offering Period of those Option Shares. The Company shall have the right to place a legend on all stock certificates instructing the transfer agent to notify the Company of any transfer of the Option Shares. The Company shall also have the right to place a legend on certificates setting forth the restriction on transferability, if any, of such Option Shares.

8.7   Expiration. Each Option shall expire at the close of business on the Investment Date or on such earlier date as may result from the operation of Section 8.

8.8   Termination of Employment of Optionee. If an Optionee ceases for any reason to be in-Service, whether due to death, retirement, voluntary severance, involuntary severance, transfer, or disaffiliation of a Related Corporation with the Company, his or her Option shall immediately expire, and the Optionee’s accumulated payroll deductions shall be returned, without interest, as soon as practicable, to the Optionee or his or her Beneficiary, as the case may be, by the Participating Employer. For purposes of this Section 8.8, an Optionee shall be deemed to be in-Service throughout any leave of absence for military service, illness or other bona fide purpose which does not exceed the longer of ninety days or the period during which the Optionee’s reemployment rights are guaranteed by statute or by contract. If the Optionee does not return to Service prior to the termination of such period, his or her Service shall be deemed to have ended on the one-hundred eightieth (180th) day of such leave of absence. Distributions upon death will be made as soon as administratively practicable after the Optionee’s death upon presentation of satisfactory proof of death to the Participating Employer.

8.9   Capital Changes Affecting the Stock. In the event that, during an Offering Period, a stock dividend is paid or becomes payable in respect of the Stock or there occurs a split-up or contraction in the number of shares of Stock, the number of shares for which the Option may thereafter be exercised and the price to be paid for each such share shall be proportionately adjusted. In the event that, after the commencement of the Offering Period, there occurs a reclassification or change of outstanding shares of Stock or a consolidation or merger of the Company with or into another corporation or a sale or conveyance, substantially as a whole, of the property of the Company, the Optionee shall be entitled on the last day of the Offering Period to receive shares of stock or other securities equivalent in kind and value to the shares of Stock he or she would have held if he or she had exercised the Option in full immediately prior to such reclassification, change, consolidation, merger, sale or conveyance and had continued to hold such shares (together with all other shares and securities thereafter issued in respect thereof) until the last day of the Offering Period. In the event that there is to occur a recapitalization involving an increase in the par value of the Stock which would result in a par value exceeding the exercise price under an outstanding Option, the Company shall notify the Optionee of such proposed recapitalization immediately upon its being recommended by the Board of the Company’s shareholders, after which the Optionee shall have the right to exercise his or her Option prior to such recapitalization; if the Optionee fails to exercise the Option prior to recapitalization, the exercise price under the Option shall be appropriately adjusted. In the event that, after the commencement of the Offering Period, there occurs a dissolution or liquidation of the Company, except pursuant to a transaction to which Section 424(a) of the Code applies, each Option shall terminate, but the Optionee shall have the right to exercise his or her Option prior to such dissolution or liquidation.

8.10   Return of Accumulated Payroll Deductions. In the event that the Optionee or his or her Beneficiary is entitled to the return of accumulated payroll deductions, whether by reason of an election to discontinue and withdraw payroll deductions, termination of employment, retirement, death, or, in the event that accumulated payroll deductions exceed the price of shares purchased or exceed the $25,000 limit described in Section 8.2(d), such amount shall be returned by the Participating Employer to the Optionee or the Beneficiary, as the case may be, as soon as practicable. Accumulated payroll deductions held by the Participating Employer shall not bear interest nor shall the Participating Employer be obligated to segregate the same from any of its other assets.

9.     No Enlargement of Employment Rights. Neither the establishment or continuation of the Plan, nor the grant of any Option hereunder, shall be deemed to give any employee the right to be retained in the employ of the Participating Employer, or any successor to either, or to interfere with the right of the Participating Employer or successor to discharge the employee at any time.

10.   Tax Withholding. If, at any time, a Participating Employer is required, under applicable laws and regulations, to withhold, or to make any deduction of, any taxes or take any other action in connection any exercise of an Option or transfer of shares of Stock, the Participating Employer shall have the right to deduct from all amounts paid in cash (including, but not limited to, base salary/wages and bonus/incentive compensation) any taxes required by law to be withheld therefrom, and in the case of shares of Stock, the Optionee or his or her estate or Beneficiary shall be required to pay the Participating Employer the amount of taxes required to be withheld, or, in lieu thereof, the Participating Employer shall have the right to retain, or sell without notice, a sufficient number of shares of Stock to cover the amount required to be withheld, or to make other arrangements with respect to withholding as it shall deem appropriate.

11.   Participating Employer with Non-U.S. Residents. With respect to any Participating Employer which employs Eligible Employees who reside outside of the United States, and notwithstanding anything herein to the contrary, the Committee may in its sole discretion amend the terms of the Plan, or an Option granted under the Plan, in order to reflect the impact of local law and may, where appropriate, establish one or more sub-plans to reflect such amended provisions applicable to such Eligible Employees.

12.   Governing Law. The Plan and all Options and actions taken thereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

Boston
Scientific

PROXY

BOSTON SCIENTIFIC CORPORATION
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints PETE M. NICHOLAS, PAUL W. SANDMAN, LAWRENCE J. KNOPF and KRISTIN S. CAPLICE, each of them acting solely, as proxies, with full power of substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated hereon, all of the shares of common stock of Boston Scientific Corporation (the “Company”), par value $.01 per share, and if applicable, hereby directs the trustees and fiduciaries of the employee benefit plans shown on the reverse side hereof to vote all of the shares of common stock allocated to the account of the undersigned, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Bank of America Northeast Training and Conference Center, 100 Federal Street, Boston, Massachusetts on Tuesday, May 9, 2006, at 10:00 A.M. (Eastern Time), and at any adjournment or postponement thereof.

THE UNDERSIGNED HEREBY REVOKES ANY PROXY PREVIOUSLY GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF AND PROXY STATEMENT FOR THE ANNUAL MEETING.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4.

(Please sign and date on reverse side and return promptly in the enclosed envelope)

Address Change/Comments (Mark the corresponding box on the reverse side)

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▲ FOLD AND DETACH HERE ▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 and 4.					Please Mark Here for Address Change or	☐
Comments SEE REVERSE SIDE
1.	Election of Directors				.
Nominees:		FOR ALL NOMINEES	WITHHOLD FROM ALL NOMINEES	3.	Ratification of Ernst & Young LLP as independent auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐
(01) John E. Abele;		☐	☐			FOR	AGAINST	ABSTAIN
(02) Joel L. Fleishman; (03) Ernest Mario, Ph.D.; and (04) Uwe E. Reinhardt				4.	To approve the Boston Scientific Corporation 2006 Global Employee Stock Ownership Plan.	☐	☐	☐
				5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
For all nominees, except as noted below: (Print name of nominee(s) in the space provided below).
MARK HERE
2.	Election of Directors	FOR NOMINEES	WITHHOLD FROM NOMINEES

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

						IF YOUPLAN TO ATTEND THE MEETING		☐
Nominees:
(01) Nancy-Ann DeParle;		☐	☐
(02) Kristina M. Johnson, Ph.D.;		☐	☐
Signature				Signature		Date
Sign exactly as your name appears on this Proxy. If the shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees, partners, custodians, guardians, attorneys and corporate officers, please add your full title(s).

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▲ FOLD AND DETACH HERE ▲

Boston
Scientific

Electronic Proxy Materials

 An electronic version of the Notice of Annual Meeting and Proxy Statement with respect to the Boston
 Scientific Corporation Annual Meeting of Stockholders to be held on May 9, 2006, is also available at  www.bostonscientific.com by selecting SEC Filings from the Investor Relations section of the website and at www.proxyvoting.com/bsx.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through
11:59 PM Eastern Time, May 8, 2006

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/bsx Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.